Exhibit 10.1

William Lyon Homes, Inc.

Loan No. 906-0100

AMENDED AND RESTATED MASTER LOAN AGREEMENT

This Amended and Restated Master Loan Agreement (this “Loan Agreement”) dated as of January 28, 2008, is made by and between WILLIAM LYON HOMES, INC., a California corporation (“Borrower”), whose address is 4490 Von Karman Avenue, Newport Beach, CA 92660, and GUARANTY BANK, a federal savings bank organized and existing under the laws of the United States (“Lender”), whose address is 8333 Douglas Avenue, Dallas, Texas 75225, in connection with a revolving loan (hereinafter called the “Loan”), from Lender to Borrower, for the acquisition and development of lots (the “Lots Being Actively Developed”), and/or refinancing of residential lots (the “Finished Lots”), and the construction of single-family residences thereon (the “Residences”) (the Lots Being Actively Developed and Finished Lots may be collectively referred to as “Lots,” and with the Residences and all related improvements (“Improvements”) thereto, are sometimes collectively referred to hereinafter as the “Real Property” or the “Properties,” and individually, as a “Property.”) The Lots Being Actively Developed and Finished Lots are more particularly defined in the Specific Loan Terms, Conditions and Definitions (the “Specific Loan Terms”) attached hereto as Exhibit “A”. Except as expressly consented to in writing, in advance by Lender, the Properties shall be located only in residential subdivisions (“Subdivisions”) approved in advance by Lender, and otherwise meeting the criteria set forth in Paragraph 4 of the Specific Loan Terms. The initial list of Subdivisions previously approved under the Prior Loan Agreement (as defined below), and approved for purposes of the Loan (the “Initial Approved Subdivisions”), is set forth in Paragraph 2 of the Specific Loan Terms and may be supplemented with such additional Subdivisions (the “Additional Approved Subdivisions”) such as may hereafter be approved by Lender from time to time pursuant to all the terms and provisions of this Loan Agreement (collectively, the “Approved Subdivisions”). The price range of the Residences in the Initial Approved Subdivisions shall be as stipulated in Paragraph 2 of the Specific Loan Terms, and, for Additional Approved Subdivisions, as approved by Lender in connection therewith. The number of Residences to be constructed at any time shall be as stipulated in Paragraph 4 of the Specific Loan Terms. The Loan shall be in the principal amount of SIXTY MILLION DOLLARS ($60,000,000.00) (the “Loan Amount”), subject to the reductions set forth in Paragraph 19 of the Specific Loan Terms. This Loan Agreement is a master agreement and shall govern all of the disbursements (each, a “Disbursement”) of the proceeds of the Loan (“Loan Proceeds”) made under a revolving promissory note secured by one or more deeds of trust, from time to time executed by Borrower, for the benefit of Lender, covering the Lots and Residences constructed or to be constructed thereon and such other property as may be described in any such deeds of trust, all as more fully provided herein below.

In connection with the Loan, Borrower and Lender hereby agree as follows:

1. THE LOAN. Lender shall make and disburse, and Borrower shall accept and use, the Loan in accordance with all the provisions of this Loan Agreement and the other Loan Instruments (defined below). Lender shall make the Loan to Borrower by means of Disbursements over time in accordance with this Loan Agreement, and there shall be no funding of the Loan other than to the extent of the Disbursements actually made. Lender’s agreement to make the Loan is subject to Borrower’s satisfaction of all the conditions precedent applicable to the initial Disbursement of Loan Proceeds (the “Initial Disbursement”) with respect to the Initial Approved Subdivisions in advance, as such conditions are set forth in Section 2.1 below, not later than the deadline (“Loan Closing Deadline”) for the closing for the Loan (“Loan Closing”), as set forth in Paragraph 1 of the Specific Loan Terms. This Loan Agreement, the Note, each Mortgage (defined below), the Guaranty and any other documents evidencing or securing the Loan, including the Prior Loan Instruments (as defined below), whether or not specified in this Loan Agreement or the Specific Loan Terms, are collectively called hereinafter, the “Loan Instruments.” As used in this Loan Agreement, the term “Applicable Law” means all Restrictions (defined below) and all present and future federal, state and local laws, ordinances, rules, regulations, decisions, and other requirements of Governmental Authorities applicable thereto.

2. DISBURSEMENTS. All Disbursements shall be made in accordance with and subject to the following:

2.1 Requirements for Initial Disbursement. Prior to the Initial Disbursement of the Loan Proceeds, as a condition to the Loan Closing, Borrower shall execute, acknowledge and deliver to, procure for, deposit with and pay to, Lender, the following, all in form and substance satisfactory to Lender:

(a) A Fifth Amended and Restated Revolving Promissory Note of even date herewith evidencing the Loan (the “Note”) in the principal amount of SIXTY MILLION DOLLARS ($60,000,000.00) executed by Borrower in favor of Lender and otherwise in form and content acceptable to Lender. Notwithstanding such stated principal amount, Borrower shall not be entitled to borrow more than is permitted under the then effective Borrowing Base (as defined in Paragraph 5(a)(i) below).

(b) Such documents and instruments as Lender may require to evidence the status, organization or authority of Borrower and any guarantor (“Guarantor”) of the Loan identified in the Specific Loan Terms.

(c) If indicated in Paragraph 7 of the Specific Loan Terms, continuing guaranties (collectively, the “Guaranty”) of the Loan executed by the Guarantor(s) identified in Paragraph 5 of the Specific Loan Terms.

(d) Construction cost breakdowns for the construction and completion of all Lots, Improvements and Residences comprising the Properties (each, a “Construction Cost Breakdown”) within the Initial Approved Subdivisions then forming a part of the Borrowing Base, each in form and content satisfactory to Lender, and otherwise meeting the criteria set forth in Paragraph 2.2(m) below.

(e) Financial statements of Borrower, Borrower’s general partner (“General Partner”) or managing member (“Managing Member”), if applicable, and any Guarantor (the “Financial Statements”), acceptable in form and content to Lender for such operational periods as are required by Lender.

(f) A written opinion of Borrower’s counsel, satisfactory to Lender, in form and content satisfactory to Lender, addressed to Lender (“Opinion Letter”), opining as to the matters described in Paragraph 10 of the Specific Loan Terms.

(g) Such sums required by Lender in connection with the Loan (“Loan Fees”), including, but not limited to, a loan facility fee (“Loan Facility Fee”), cost analysis and inspection fee in the amounts set forth in Paragraph 19 below, and payment of all accrued and owing Lender Costs (defined in Paragraph 19 below).

(h) Such other documents and instruments as Lender may require to evidence, govern or secure payment of the Loan, including one or more Mortgages encumbering the Approved Subdivisions forming the Borrowing Base and such other documents and instruments as may be specified in Paragraph 7 of the Specific Loan Terms.

(i) If required by Lender, evidence that the Properties within the Initial Approved Subdivisions are not located within any designated flood plain or special flood, earthquake, or other hazard area.

2.2 Additional Borrowing Base Availability Requirements For Initial Approved Subdivisions And For First Disbursements Based On Inclusion Of Additional Approved Subdivisions In Borrowing Base. For Disbursements based on availability under the Borrowing Base with respect to each Additional Approved Subdivision, and in order for such Approved Subdivision to be available for inclusion in the Borrowing Base, Borrower shall execute and deliver to, procure for and deposit with and pay to Lender the following, all in form and substance satisfactory to Lender, such requirements also being applicable to the availability of Disbursements based on the Initial Approved Subdivisions as part of the Borrowing Base in addition to the requirements of Paragraph 2.1 above (without duplication):

(a) Lender shall have received such documents as Lender has required as part of its approval of the subject Approved Subdivision and to evidence, govern or secure the payment of the Loan, including indemnity agreements executed by Borrower and Guarantor covering liability for hazardous materials on, under or about the subject Lots or Properties, and a Construction Deed of Trust (With Security Agreements, Fixture Filing, and Assignment of Rents and Leases) (individually and collectively, the “Mortgage”), securing the payment of the Note and Loan and evidencing a first lien or charge on all Real Property within the applicable Approved Subdivision, all in form and content satisfactory to Lender.

(b) Evidence that the Mortgage encumbering the Real Property to be included in the Borrowing Base has been recorded in the official real property records (“Official Records”) of the county where such Real Property is located (“Recordation”).

(c) At Recordation for the subject Mortgage, Lender shall have received a commitment for, and subsequent delivery thereof within the time therefor required by Lender, an ALTA construction loan policy of title insurance or its equivalent, on the form required by Lender, together with any endorsements that Lender may require (“Title Endorsements Required”), as set forth in Paragraph 8 of the Specific Loan Terms, with a liability limit of not less than the maximum aggregate amounts of the Loan Allocations (as hereinafter defined) for each Property covered by such Mortgage assuming that Residences are to be constructed on each Lot in the Approved Subdivision (the “Aggregate Loan Allocation”), issued by an issuer of title insurance, acceptable to Lender as set forth in Paragraph 8 of the Specific Loan Terms (“Title Insurer”), insuring Lender’s interest under each such Mortgage as a valid first-priority lien on the Lots and Properties with full coverage against mechanics’ and materialmen’s liens, subject only to the permitted exceptions acceptable to Lender (“Permitted Exceptions”) (each, a “Title Policy”). In order for each Approved Subdivision to remain eligible under the Borrowing Base for Disbursement availability after Recordation in the Official Records in the counties in which the subject Real Property is located, Borrower shall, at its own cost and expense, maintain the first priority of the Mortgages as a lien on the subject Lots and Properties and deliver or cause to be delivered to Lender from time to time such endorsements to the Title Policies as Lender deems necessary to insure such priority; provided, however, the maximum title insurance for title insurance underwriters must be acceptable to Lender, and if required by Lender, from time to time, Borrower shall cause to be issued to Lender re-insurance or an additional Title Policy or Title Policies, in such amounts and from such title insurance underwriters, as are acceptable to Lender.

(d) Policies of risk insurance in form and content and from insurers acceptable to Lender, which policies shall include clauses requiring a minimum of thirty (30) days’ written notice to Lender before such insurance may be canceled or reduced, and which shall not include any coinsurance provision, and which shall provide coverage, in amounts satisfactory to Lender (“Insurance Required”), for the risks set forth in, and otherwise meeting the requirements of, Paragraph 9 of the Specific Loan Terms. Notice is hereby given to Borrower pursuant to the provisions on California Civil Code Section 2955.5 that no lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property. Borrower hereby acknowledges and agrees that it has received and reviewed the foregoing notice prior to its execution of the Note and any other security documents comprising the Loan Instruments.

(e) To the extent the same exist at the time Borrower requests Disbursements based on availability of Loan Proceeds due to the inclusion of a subject Approved Subdivision in the Borrowing Base, and in all events prior to the first Disbursement for the construction of a Residence in such Approved Subdivision, a complete set of representative construction plans and specifications, including grading, mechanical and electrical (the “Plans”) with respect to each type or model of Residence to be constructed by Borrower on every Lot in such Approved Subdivision prepared by a licensed civil engineer or architect acceptable to Lender.

(f) If and when the same exist, if requested by Lender, assignment of any construction contract(s), engineering contract(s) and architectural contract(s), including the Plans for such Approved Subdivision.

(g) Recorded Subdivision Map or Plat, as applicable based on the location of the Approved Project (“Final Map”), meeting the requirements of Applicable Law, legally describing all Lots covered by the Mortgage encumbering such Approved Subdivision, approved by all applicable governmental authorities having jurisdiction (collectively, “Governmental Authorities”), so that for all purposes and under all Applicable Law, each such Lot or Property may be mortgaged, conveyed and otherwise dealt with as a separate legal lot or parcel. For Lots Being Actively Developed, Lender may accept an approved tentative map or plat if such map or plat and all conditions thereto are approved by Lender and if the Final Map for all such Lots will be recorded on a date approved in writing by Lender prior to the making of any Disbursement based on Borrowing Base availability for such Approved Subdivision; provided, however, no Disbursements for construction of Residences, other than Models (as defined in Paragraph 2 of the Specific Loan Terms) in any Approved Subdivision shall be permitted until the Final Map is recorded in the Official Records as contemplated above and only to the extent permitted under Applicable Law.

(h) Appraisal of the Real Property in the subject Approved Subdivision, which shall be ordered directly by Lender, at Borrower’s expense, prepared by an appraiser satisfactory to Lender and otherwise in form and substance satisfactory to Lender.

(i) Any sums for Lender Costs which are then due and payable.

(j) Evidence that each Lot covered by the applicable Mortgage is not located within any designated flood plain or special hazard area.

(k) True, correct and complete copies of all executed contracts of sale and escrow instructions (the “Contracts”) for Borrower’s acquisition of the Real Property within such Approved Subdivision.

(l) If construction or site development work has commenced on the Real Property located within the subject Approved Subdivision, and as requested by Lender, a waiver of mechanics lien and stop notice rights from each original contractor, subcontractor and material supplier, enforceable in accordance with Applicable Law, to be submitted with the initial Application for Disbursement (as defined in Paragraph 5(a) below) based on Borrowing Base availability for such Approved Subdivision, or with a Residential Draw Request (as defined in Paragraph 5(a) below) for such Approved Subdivision, as applicable.

(m) A detailed Construction Cost Breakdown of all costs and expenses required to acquire, develop and complete construction of the Lots and Properties in the relevant Approved Subdivision as to the following:

(i) with respect to acquisition of the Real Property and construction of the Lots and Improvements in such Approved Subdivision to be financed with proceeds of the Loan; and

(ii) with respect to construction of the Residences and any Improvements in such Approved Subdivision to be financed with proceeds of the Loan.

Each Construction Cost Breakdown shall be approved by Lender in its sole discretion and is subject to change only with the prior written consent of Lender which may be withheld in its sole discretion.

(n) If and as requested by Lender and depending on the Stage (as defined in Paragraph 5(a)(i) below) of development of the Approved Subdivision in question, (i) evidence that all applicable zoning ordinances, map approvals and conditions, permit requirements and restrictive covenants (collectively, “Restrictions”) affecting the Real Property covered by such Mortgage permit the construction of and use and density intended for the Residences to be constructed thereon and have been or will be complied with; (ii) evidence of building permits and all other permits and governmental approvals reasonably required with respect to the Real Property covered by such Mortgage, (iii) evidence of the availability of all utilities to and for the Real Property covered by such Mortgage; (iv) evidence that all streets providing access to the Real Property covered by such Mortgage have been or will be dedicated to public use (if such dedication is then required by applicable governmental authorities) and installed and accepted by the applicable governmental authorities (if such installation and/or acceptance is then required by such authorities); (v) a Phase 1 and, if recommended therein, Phase 2 environmental site assessment report with respect to the Real Property covered by such Mortgage (together with any additional studies, tests or reports recommended therein) which is prepared by a qualified firm acceptable to Lender and which certifies as follows: (a) that the Lots and Properties are in compliance with the requirements of Paragraph 14 below and meeting Lender’s other standard requirements for such reports; and (b) there is no publicly available information or records, or evidence at the Property covered by such Mortgage or visible in the surrounding community, of environmental matters that could restrict the development or use of such Properties or of any high voltage transmission lines, wetlands, or hazardous material except as to such matters consented to in writing by Lender, in advance of any disbursement with respect to such Properties, and (vi) such other information and evidence as Lender shall require relating to Borrower or such Property.

(o) Evidence, which may take the form of a certification thereof by Borrower provided Lender has no reason to believe such certification is inaccurate or misleading as to any such matter stated therein, that all representations and warranties of Borrower set forth in this Loan Agreement are true and correct and that no Default or Event of Default (as each such term is hereafter defined in Paragraph 11 below) shall exist.

(p) Evidence that performance and labor and material payment bonds required by applicable Governmental Authorities with respect to such Approved Subdivision have been posted in accordance with Applicable Law.

(q) Subordination agreements, in form and content satisfactory to Lender, providing for the subordination to the lien and charge of the relevant Mortgage any liens, rights to payment or performance or clouds on title affecting the Real Property in such Approved Subdivision, including, without limitation, pursuant to any Contracts under which Borrower has acquired such Real Property.

(r) If requested by Lender following the imposition of any lien filed against any of the Lots or Properties with respect to site improvement work in such Approved Subdivision, which lien is susceptible of having preference over the lien of the Mortgage encumbering such Approved Subdivision under California Civil Code Section 3137, as determined by Lender in its sole discretion, Lender shall have received evidence satisfactory to Lender of Borrower’s procurement and recordation of a payment bond meeting the requirements of California Civil Code Section 3139. The requirements of this subparagraph shall apply (with such modifications as are necessary to accommodate Applicable Laws in such jurisdiction) equally to Approved Subdivisions in jurisdictions other than California.

(s) Evidence that Borrower is in compliance with any development agreements, public or private, affecting the Real Property in such Approved Subdivision.

2.3 Requirements For Certain Borrowing Base Stages. Borrower shall satisfy the following requirements and, if required by Lender, deliver to Lender evidence of such satisfaction, (i) to establish availability under the Borrowing Base for Disbursements based on the below specified Stages of construction in an Approved Subdivision, or (ii) as a condition to Disbursements pursuant to the draw procedure set forth in Paragraph 5(a)(ii) below if the Borrowing Base has been discontinued, as applicable:

(a) As to any Stage, all material conditions to precedent availability of Disbursements for any prior Stage shall have been satisfied, or if Lender has deferred the satisfaction of any such conditions to a later date, the satisfaction of such conditions by the required date.

(b) As to Stage 1, specified in the attached Exhibit “B”, building permit(s) and all other permits required with respect to the Residences covered by such Mortgage shall have been issued and in full force and effect.

(c) As to Stage 2, specified in the attached Exhibit “B”, if requested by Lender, Lender’s Inspector (defined in Paragraph 7(c) below) shall have certified in writing, as to the completion of the foundation and Title Insurer shall have issued its foundation endorsement to the Title Policy, in the form of CLTA endorsement No. 102.5 or 102.7 or as Lender may otherwise require, assuring Lender that such foundation is constructed wholly within the boundaries of the Properties, does not encroach on any easements, and does not violate any applicable set-back requirements.

(d) Availability under the Borrowing Base for Disbursements based on the final Stage (Stage 9 in “Exhibit B”) for a Property will not be deemed to exist until Lender has received, if Lender so requests, an affidavit or certificate executed by Borrower certifying that, as to such Property (1) all requirements of Governmental Authorities having jurisdiction have been satisfied; (2) no mechanics’ or materialmen’s liens or other encumbrances have been filed against the Property; (3) a final certificate of occupancy or an unconditional temporary certificate of occupancy has been issued by the governing municipal authority; and (4) all invoices, bills, and other payments have been paid in full to the appropriate parties with respect to such Property other than invoices or bills being paid from such final Disbursement; however, Lender shall have the right to require at any time the evidence of such certified matters, including without limitation, evidence that either (i) the Property has been completed; or (ii) a certificate of occupancy has been issued by the appropriate Governmental Authority and final lien releases or waivers by all parties who have supplied labor, materials, or services for the construction of such Property, or who otherwise might be entitled to claim a contractual, statutory, or constitutional lien against such Property.

(e) As to any Stage, the applicable Mortgage shall continue to constitute a valid first-priority lien on the Properties encumbered thereby and a valid first-priority security interest in any related personal property for the full amount then outstanding on account of the Loan, and, if requested by Lender, Title Insurer shall have issued its endorsement to the Title Policy (which may be in the form of a CLTA 122 endorsement) insuring the continuing first priority of such Mortgage for all prior Disbursements and/or its commitment to insure such priority as to any pending Disbursements, subject only to such exceptions thereto as have been approved in writing by Lender.

(f) As to each Stage, if requested by Lender, such certificates, approvals and evidence of completion, in whole or in part, of the applicable construction item described on the applicable Construction Cost Breakdown from the prior Stage of construction of the Properties in such Approved Subdivision, together with copies of contracts and subcontractors’ bills and invoices as Lender may request.

(g) Lender shall have timely received any applicable Lender Costs then required to have been paid pursuant to this Loan Agreement with respect to such Approved Subdivision.

3. DISBURSEMENT PRIOR TO RECORDATION. Notwithstanding any contrary provisions of the Note, this Loan Agreement, or any of the other Loan Instruments, and in consideration of Lender’s Disbursement of all or part of the Loan Proceeds prior to the Recordation of a Mortgage on Lots or Property for which such Loan Proceeds are being disbursed, Borrower and Lender covenant and agree as follows as to such Mortgage and such Loan Proceeds:

(a) Provided Borrower has then satisfied all conditions to Disbursement of the Loan Proceeds under this Loan Agreement, except those requiring the Recordation of the subject Mortgage, Lender agrees to make Disbursements of the Loan Proceeds, or so much thereof as Borrower shall request, directly to the Title Insurer as part of the closing of the transaction whereby an Additional Approved Subdivision is included in the Borrowing Base to provide availability of Loan Proceeds based on such Approved Subdivision, or for availability of Loan Proceeds to acquire or construct such Approved Subdivision (in each case, the “Loan Closing”) prior to Recordation of said Mortgage. Said Disbursement shall be made in accordance with and subject to Lender’s escrow instructions to the Title Insurer which shall provide, among other things, that the funds so disbursed may be used for the benefit of Borrower only when Recordation of the subject Mortgage has occurred and the conditions for the Loan Closing can be complied with.

(b) For purpose of this Loan Agreement, all terms and provisions of the Note, and Borrower’s obligations thereunder, shall be deemed effective and in full force and effect on the date the requested Disbursement is made to the Title Insurer, except as those terms and provisions are amended hereby.

(c) Interest shall commence and accrue at the rate provided in the Note on all Loan Proceeds disbursed by Lender to the Title Insurer from the date of such Disbursement irrespective of when or if the subject Mortgage is recorded or when or if such Loan Proceeds are disbursed by the Title Insurer to or for the benefit of Borrower.

(d) Unless and until Recordation has occurred, the Note shall be deemed unsecured as to such Approved Subdivision and, if such Mortgage is not recorded within three (3) Business Days following the date of said Disbursement to the Title Insurer, the principal amount of such Disbursement, and all interest accrued thereon in accordance herewith, shall be due and payable by Borrower to Lender upon Lender’s demand made at any time after said third Business Day. Until the Recordation of the subject Mortgage has occurred, the Note shall be deemed amended to conform to the provisions of this Paragraph 3.

This Section is intended to cover the rights and obligations of the parties relative to the Disbursement of Loan Proceeds applicable to Lots and Property covered by a specific Mortgage prior to Recordation of such Mortgage and, except as to the provisions hereof relating to commencement of interest, the provisions of this Section shall be deemed canceled and of no further effect upon Recordation of the subject Mortgage. Lender’s election to make any Disbursement of Loan Proceeds prior to Recordation of such Mortgage shall be in Lender’s sole and absolute discretion and the provisions of this Section shall in no event be deemed to compel Lender to waive any condition to Disbursements under this Loan Agreement, including without limitation, Recordation of the subject Mortgage prior to any Disbursement of Loan Proceeds as to the Initial Disbursements.

4. PROCEDURE FOR APPROVAL OF NEW SUBDIVISIONS. Disbursements shall only be made, and availability of Loan Proceeds under the Borrowing Base shall only exist, with respect to Approved Subdivisions. Lender shall have approved all aspects of each Subdivision for which Disbursements are sought, in advance of any such Disbursement for acquisition or construction of such Approved Subdivision, or based on its inclusion in the Borrowing Base. Borrower shall request approval of each Subdivision prior to a request for Disbursements with respect thereto, and shall provide Lender with all information required by Lender in connection therewith, including, without limitation, a Construction Cost Breakdown applicable to such Subdivision. Lender’s failure to approve a Subdivision in writing, or any portion thereof, within fifteen (15) business days of its receipt of all information required in connection therewith shall be deemed a disapproval thereof. Upon, and as a condition to, any approval of a new Subdivision by Lender, Borrower shall execute and deliver to Lender a confirmation of any restrictions or requirements imposed by Lender as a condition to its approval of such Subdivision, including any required supplements or modifications to the Loan Instruments, or confirmations thereof, as may be required by Lender in connection therewith. A Subdivision which is approved in writing by Lender for inclusion in the Borrowing Base and/or for Disbursements for acquisition or construction thereof, and otherwise meeting the requirements of this Loan Agreement, shall be an “Approved Subdivision.”

5. PROCEDURE FOR DISBURSEMENTS. Subject to all of the terms and provisions of this Loan Agreement, Disbursements under the Loan shall be in accordance with the following:

(a) Except as set forth in subsection (ii) below, Disbursements of the Loan shall be made in accordance with the Borrowing Base (as defined in subsection (i) below) and in accordance with the following:

(i) Borrower shall be entitled only to Disbursements in the amount approved by Lender, based upon: (A) as to Lots, the percentage of completion of each such Lot, as reasonably determined by Lender based on the Construction Cost Breakdown for the Approved Subdivision in which such Lots are located, as the same may be verified by Lender’s Inspector, and (B) as to Properties, the stage, as specified in Exhibit “B” attached hereto (the “Stage”), of construction of the Properties in the subject Approved Subdivision and for which all other requirements under this Loan Agreement for Disbursement have been met. On a monthly basis, Borrower shall submit to Lender a work in progress report (the “WIP Report”) which identifies each Property by Subdivision, its address, lot and block number, plan type, Loan Allocation (as defined below), whether or not it is Under Contract (as defined in Paragraph 3 of the Specific Loan Terms), sales price, and its Stage of completion either as a Residence, a Finished Lot or a Lot Being Actively Developed, according to the applicable Construction Cost Breakdown therefor (as approved by Lender, the “Borrowing Base Summary”). The Borrowing Base Summary, as approved by Lender, shall establish the current Borrowing Base availability (subject to reduction for Lots and Residences released or required to be released from Mortgages after the date of such WIP Report), and shall be certified on behalf of Borrower by Borrower’s Agent (as identified in Paragraph 6 of the Specific Loan Terms) as true and correct. To request a Disbursement based on the Borrowing Base, Borrower’s Agent shall execute and deliver an Application for Disbursement in the form of the attached Exhibit “C” (“Application for Disbursement”) accompanied by such information as Lender may reasonably request regarding satisfaction of any conditions to the requested Disbursement required under the terms of this Loan Agreement. At any given time, the Borrowing Base will be determined by the most recent Borrowing Base Summary based on the most recent WIP Report, as received and accepted by Lender. However, if inspections by Lender reveal that the WIP Report overstates the actual work in progress in the aggregate, the Borrowing Base for that and subsequent WIP Reports will be reduced by the amount of overstatement until another inspection has been performed by Lender. If inspection by Lender reveals that more than one WIP Report by Borrower overstates the actual work in progress, Lender may restrict the Borrowing Base to that amount determined by the last inspection by Lender or discontinue Borrowing Base Disbursements, as contemplated under subparagraph (ii) below. The aggregate amount, determined by Lender in its sole discretion, available from time to time, of the Stage of Lots Being Actively Developed (as such Stage is set forth in Exhibit “B” attached hereto) and the Stage of actual work in process (as such Stage is set forth in Exhibit “B” attached hereto) of the Residences, is referred to herein as the “Borrowing Base.”

(ii) Notwithstanding anything to the contrary in this Loan Agreement or the other Loan Instruments, at any time (and from time to time) Lender may, in its sole discretion, following the occurrence of an Event of Default, elect, pursuant to written notice thereof given to Borrower, to discontinue the Borrowing Base method of Disbursement hereunder and require that any and all future Disbursements of the Loan shall be made in installments to Borrower for the payment of the acquisition and development and refinancing costs of Lots and/or, after actual commencement of construction hereunder, for payment of all costs of labor, materials or services for the construction of the Residences based on work actually done in accordance with the applicable Construction Costs Breakdown for such Properties. From and after the date of such written notice, Paragraph 5(a)(i) above shall be of no force and effect. Thereafter, Disbursements under this Loan Agreement shall be based upon work actually done during the preceding period less retainage (if required by Lender), and all draw requests shall be executed and certified on behalf of Borrower by Borrower’s Agent and shall be in the form of, and contain the information as set forth in a residential draw request, in the form of Exhibit “D” attached hereto (“Residential Draw Request”), accompanied by such other information as may be requested by Lender from time to time, such information and documentation to include invoices, canceled checks, lien waivers and other evidence as may be reasonably required by Lender, such as: (i) unconditional lien releases and waivers, in form and content acceptable to Lender, from the general contractor and all other contractors, subcontractors and suppliers of materials or labor, acknowledging receipt of, and release and waiver of any lien, stop notice or other right with respect to, amounts equal to prior Disbursements made for such materials or labor; (ii) if Lender so requests, unconditional lien releases and waivers to similar effect, with respect to the requested Disbursements; and (iii) evidence reasonably satisfactory to Lender establishing actual payment of Property costs of a type which does not give rise to lien rights and for which lien releases are, as a result, not appropriate (such as permits), for which prior Disbursements were made. In addition, delivery to Lender of information and of evidence of the satisfaction of certain conditions specified under Sections 2.2 and 2.3 above, shall be a condition precedent to any Disbursements upon any discontinuation of the Borrowing Base hereunder and such requirements may be applied on an individual Property-by-Property basis.

(b) Any provision herein to the contrary notwithstanding, for purposes of determining the Borrowing Base and/or as to Disbursements for the construction of a Property, the maximum amount of the Loan allocated to be disbursed for a Property (the “Loan Allocation” or if applicable to more than one Property, the “Loan Allocations”) shall not exceed the lesser of: (1) the percentage set forth in Paragraph 11 of the Specific Loan Terms of the direct costs of such Property, as determined by Lender (the “Loan to Cost Ratio”); or (2) the percentage set forth in Paragraph 11 of the Specific Loan Terms of the lesser of the following values which is applicable to such Property (the “Loan to Value Ratio”):

(i) The actual price of the Property as stated in a Sales Contract; or

(ii) The value established in an appraisal prepared at Borrower’s cost and expense by an appraiser satisfactory to Lender and in form and substance satisfactory to Lender; or

(iii) The list price offered by Borrower.

(c) Anything herein or in any of the other Loan Instruments to the contrary notwithstanding, at no time shall Lender be obligated to make any Disbursement hereunder if the outstanding balance of the Loan equals or exceeds the Loan Amount or the then amount of the Borrowing Base, or the loans-to-one-borrower limitation imposed upon Lender by any applicable laws, rules, and regulations of entities having jurisdiction over Lender in connection with indebtedness owing by Borrower and its affiliates to Lender (the “Loans-to-One Borrower Limitation”).

(d) Anything herein or in any of the other Loan Instruments to the contrary notwithstanding, Lender will disburse Loan Proceeds, provided Borrower is not in Default or an Event of Default has not occurred and is continuing, and subject to the limitations in Paragraphs 5(b) and (c), in a single Disbursement to Borrower for the payment of the acquisition or refinancing costs for any Finished Lots. Nothing herein shall be construed as an obligation or commitment on the part of Lender to finance the construction of Residences on any Inventory Lots, except as may be otherwise expressly approved in writing by Lender, other than as part of an Approved Subdivision. Lender shall have the right to approve in advance Borrower’s acquisition of an Inventory Lot that is to be encumbered by a Mortgage in favor of Lender.

6. BORROWER’S DEPOSIT.

(a) With respect to any Approved Subdivision, if in Lender’s reasonable judgment, there are insufficient funds remaining in the Loan, or insufficient availability under the Borrowing Base, as applicable, for the completion of the Properties in such Approved Subdivision in accordance with the then-effective Construction Cost Breakdown for such Approved Subdivision and Borrower fails, within ten (10) business days of Lender’s delivery of notice to Borrower of Lender’s determination of the existence of such insufficiency as to such Approved Subdivision, to submit a revised Construction Cost Breakdown for such Approved Subdivision addressing such apparent or actual insufficiency of funds, which Construction Cost Breakdown shall be acceptable in form and content to Lender’s satisfaction, and which takes into account Borrower’s compliance with all other Construction Cost Breakdowns then in effect as to all other Approved Subdivisions then included in the Borrowing Base, it shall constitute a Default hereunder. If Lender determines, based on its review of the revised Construction Cost Breakdown, together with such other information required in connection therewith by Lender, that the Loan will not be In-Balance (as defined below) after giving effect to such revised Construction Cost Breakdown, then in such case, Borrower shall deposit with Lender, within fifteen (15) days after demand by Lender, such sums, either in the form of cash or letter(s) of credit acceptable to Lender (“Borrower’s Deposit”), as Lender may deem necessary, in addition to the Loan, for the completion of the Properties in such Approved Subdivision, the payment of all costs in connection with the construction of such Properties, and the performance of any obligation of Borrower to Lender owed with respect thereto. Borrower hereby agrees that Lender (i) shall have a security interest in any Borrower’s Deposit in any form to secure all of Borrower’s obligations under the Loan Instruments, and (ii) may apply any proceeds of any Borrower’s Deposit for the purposes contemplated herein without any further consent or action on Borrower’s part. Lender shall not be required to pay interest on the Borrower’s Deposit. Lender will disburse all or a portion of the Borrower’s Deposit prior to any disbursement of any portion of the Loan Proceeds to complete Properties in the affected Approved Subdivision(s). Borrower shall promptly notify Lender in writing if and when the cost of the construction of the Properties in an Approved Subdivision materially exceeds, or appears likely to materially exceed, the amounts budgeted therefor in the then-current Construction Cost-Breakdown for such Approved Subdivision. For purposes hereof, “materially” shall mean a variance of ten percent (10%) from the budgeted amounts for such item.

(b) The Loan is in-balance whenever the amount of the undisbursed Loan Proceeds or availability under the Borrowing Base (taking into account Borrower’s compliance with the Construction Cost Breakdowns then in effect as to all Approved Subdivisions then included in the Borrowing Base), as applicable, plus any sums on deposit in the Borrower’s Deposit, are sufficient in the reasonable judgment of Lender to pay, through completion of the Properties, in accordance with the then-applicable Construction Cost Breakdowns for each Approved Subdivision then subject to a Mortgage and maturity of the Loan, all of the following sums (“In-Balance”):

(i) All costs of construction, ownership and maintenance of the Properties;

(ii) All costs of marketing and sale of the Properties (if this Loan Agreement contemplates such marketing and sale during the term of the Loan); and

(iii) All interest and all other sums which may accrue or be payable under the Loan Instruments.

(c) Failure of the Loan to be In-Balance shall mean that the Loan is out-of-balance (“Out-Of-Balance”); provided, however, Borrower shall have the right to submit revised Construction Cost Breakdowns for the Approved Projects in the Borrowing Base, which shall be subject to the approval of Lender, which, in the aggregate, shall bring the Loan In-Balance;

(i) Borrower acknowledges that the Loan may become Out-Of-Balance in numerous ways, not all of which may now be foreseen. Borrower further acknowledges that the Loan may become Out-Of-Balance from a shortage of funds in any single line item or category of the Construction Cost Breakdowns, even if there are undisbursed Loan Proceeds in other line items or categories. Undisbursed Loan Proceeds in one category or line item (e.g., construction costs) may not be applied to another category or line item (e.g., interest reserve) unless either the Construction Cost Breakdowns allow such use (and only to the extent specifically allowed) or Lender consents in writing to such use in each instance.

(ii) Whenever the Loan becomes Out-Of-Balance, Lender may make written demand on Borrower to deposit Borrower’s own funds into Borrower’s Deposit in an amount sufficient, in Lender’s reasonable judgment, to cause the Loan to be In-Balance. Borrower must immediately deposit all funds required by Lender’s demand. Borrower must also submit, for Lender’s approval, revised Construction Cost Breakdowns as to all Approved Subdivisions affected thereby within fifteen (15) days after any such demand. Lender shall disburse all funds held in Borrower’s Deposit in the manner provided in this Loan Agreement for Disbursements of the Loan Proceeds.

7. WARRANTIES, REPRESENTATIONS AND COVENANTS. As a material inducement to Lender to enter into this Loan Agreement, Borrower warrants, represents, covenants and agrees as follows:

(a) Commencement, Continuation and Completion. Borrower will diligently prosecute construction of all Lots Being Actually Developed and Residences, as applicable, after the commencement of construction thereon, and will complete same, including all necessary utility connections, in substantial accordance with the Plans submitted to and approved by Lender, and in accordance with good building practices and Applicable Laws.

(b) No Changes to Plans. Without the prior written consent of Lender, Borrower will make no material change in the Plans submitted to Lender that either reduces the value of the Properties or causes the Loan to be Out-Of-Balance.

(c) Inspections. Lender shall have the right to inspect the Properties either itself or using Lender’s inspector or appraiser (“Lender’s Inspector”), at Borrower’s cost and expense (subject to Paragraph 19 below), to determine Borrower’s compliance with the requirements of this Loan Agreement.

Borrower will permit Lender and Lender’s agents and representatives, at any and all times, during regular business hours, to inspect construction in the Approved Subdivisions in the Borrowing Base, including the Residences located therein and to examine and copy all of Borrower’s books and records and all contracts and bills pertaining to said construction and the Residences. After a Default hereunder, if Lender shall examine the aforesaid books and records, Borrower shall pay on demand by Lender, subject to Paragraph 19 hereof, reasonable expenses incurred by Lender as a result of such examination.

(d) Use of Disbursements. Borrower will accept Disbursements in accordance with the provisions hereof and, if made to Borrower, will use or cause each such Disbursement to be used solely for the payment (or reimbursement) of materials, labor, services, costs and expenses incurred or expended in connection with the construction of the Lots and/or Properties within Approved Subdivisions or for such additional costs and expenses as may be approved in writing by Lender, and in payment or performance of any obligation of Borrower to Lender, and for no other purpose. If requested by Lender, Lender shall have received within fifteen (15) days of its request therefor all information and documentation, including invoices, canceled checks, lien waivers and other evidence as may be required by Lender with respect to any Approved Subdivision, such as: (i) unconditional lien releases and waivers, in form and content acceptable to Lender, from the general contractor and all other contractors, subcontractors and suppliers of materials or labor, acknowledging receipt of, and release and waiver of any lien, stop notice or other right with respect to, amounts equal to payments made by Borrower for such materials or labor for such Subdivision and depending on the Stage of development of the Lot or Property in question, and (ii) evidence satisfactory to Lender establishing actual payment of Property costs of a type which does not give rise to lien rights and for which lien releases are, as a result, not appropriate (such as permits), for which prior Disbursements for such Subdivision were made.

(e) Borrower Liability for Construction. Borrower is solely liable for construction and completion of the Lots and/or Properties in accordance with this Loan Agreement. Lender has no liability or obligation whatsoever for the Lots or Properties or the construction or completion thereof or work performed thereon, and has no obligation except to disburse the Loan as herein agreed, and is not obligated to inspect the Lots or Properties; nor is Lender liable for the performance or default of any contractor or subcontractor, or for any failure to construct, complete, protect or insure the Lots or Properties, or for the payment of any cost or expense incurred in connection therewith, or for the performance or nonperformance of any obligation of Borrower to Lender; and nothing, including without limitation any Disbursement hereunder or the deposit or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, on Lender’s part.

(f) No Conditional Sale Contracts. Without the prior written consent of Lender, no materials, equipment, fixtures or any other part of the Residences shall be purchased or installed under security agreements, conditional sale contracts or lease agreements, or other arrangement wherein a security interest or title to said property is retained or the right is reserved or accrues to anyone to remove or repossess any such items or to consider them as personal property.

(g) Right to Defend. Lender may (but shall not be obligated to) commence, appear in or defend any action or proceeding purporting to affect any Real Property or the rights or duties of Lender or Borrower or the payment of any funds hereunder, and in connection therewith may pay all necessary expenses, including reasonable attorneys’ fees, which Borrower agrees to pay to Lender upon demand.

(h) Borrower’s Approval of Plans. The Plans submitted to Lender by Borrower are satisfactory to Borrower, have been approved by any Guarantor(s), and to the extent required by Applicable Law or any restrictive covenant, by all Governmental Authorities and beneficiary of any such covenant respectively. Any existing improvements on the Properties are within the perimeter of the Properties (except any required off-site Property) in accordance with the Plans and any Restrictions applicable thereto. There are no encroachments, defects or conditions (including unstable soil conditions) in, on or about any of the Properties that would or could render it unfit for Residences. There are no structural defects in the Properties, and no violation of any Applicable Law exists with respect to the Lots or Properties.

(i) Notice of Litigation. Borrower shall promptly inform Lender of (i) any litigation, proceeding or enforcement of judgment (collectively, “litigation”) threatened or commenced against Borrower, General Partner, Managing Member or any Guarantor(s) or affecting the Lots or Properties, which, if determined adversely, might have a material adverse effect upon the financial condition of Borrower, General Partner, Managing Member or Guarantor(s) or upon the Lots or Properties, or might cause a Default; (ii) any material claim or controversy which might become the subject of such litigation; and (iii) any material adverse change in the financial condition of Borrower, General Partner, Managing Member or Guarantor(s). For the purposes hereof, material adverse change and/or material adverse effect shall mean a decline of fifteen percent (15%) in the net worth of Borrower, General Partner, Managing Member or Guarantor(s) as shown on the Financial Statements delivered to Lender from time to time in connection with the Loan or an event which places Borrower out of compliance with any Additional Loan Covenants (as defined in Paragraph 15 below).

(j) Financial Statements and Reports. As required by Lender, Borrower shall provide Lender with the Financial Statements and other reports during the term of the Loan in accordance with Paragraph 12 of the Specific Loan Terms. Borrower shall also provide, on or before the thirtieth (30th) day of each calendar month, sales, closings and inventory reports on all for-sale residential construction projects owned by Borrower, General Partner, Managing Member or Guarantor, acceptable to Lender, and for Properties securing the Loan, including a sales report showing all currently pending sales (separated into new sales entered into during the month being reported on and previous sales contracted for in preceding months), all closings which took place during the month being reported on, all sales previously reported that for any reason will not close, the status of all inventory and all other sales information reasonably requested by Lender, all in form and content acceptable to Lender. All Financial Statements and other reports shall be true, correct, and complete as of the dates specified therein and, in the case of the Financial Statements, shall fully and accurately present the financial condition of Borrower and any other party obligated for the Loan, as appropriate, as of the dates specified. Borrower represents to Lender that on the date hereof, no material adverse change has occurred in the financial condition of Borrower or, to Borrower’s knowledge, any other party obligated for the Loan since the dates the initial Financial Statements of Borrower or any other party obligated for the Loan were delivered to Lender. Borrower shall also promptly deliver to Lender such other sales information and documents that Lender from time to time may request, including operating statements, any one or more of the sales agreements (“Sales Agreements”) for particular Residences or Lots, or notice of or information regarding any claimed breach or disavowal of buyer’s or seller’s obligations under any one or more Sales Agreements, and any written marketing report(s) including all brochures and prospective purchaser lists.

(k) Required Releases. Subject to the provisions of Paragraph 20 hereof, Borrower shall cause a Lot or Property to be released from a Mortgage at such times as provided in the Specific Loan Terms attached hereto (the “Required Release Date”). On the Required Release Date, Borrower shall repay in full the amount of the Loan advanced with respect to such Property, as determined by Lender as of such date, such amount to be not less than the full amount of the Loan Allocation disbursed for such Property regardless of whether all conditions to a Partial Release (as defined in Paragraph 20(b)) below) are satisfied with respect to such Property.

(l) Occupancy. Neither Borrower nor any other party shall occupy any Residence which is covered by a Mortgage.

(m) Discharge of Liens. Borrower shall pay and discharge all lawful claims, including taxes, assessments, and governmental charges or levies imposed upon it or its income or profits or upon any properties belonging to it, prior to the date upon which penalties attach thereto and deliver receipts of those payments to Lender as required under the Mortgage; however, Borrower shall not be required to pay any such tax, assessment, charge or levy, the payment of which Borrower is diligently contesting in good faith and by proper proceedings and for which a bond and/or other security to prevent impairment of Lender’s security is posted as Lender may require. Borrower shall pay upon demand any costs incurred by Lender for realty tax service if required by Lender. Each Lot is taxed separately without regard to any other real property.

(n) Formation, Existence. Borrower warrants and represents as to standing and organization as follows: (i) If Borrower is a corporation, it is duly organized and validly existing, in good standing under the laws of the state of its incorporation, and is qualified to do business, and in good standing, in the state in which the Lots and Properties are situated (and all other states if any in which Borrower is required to be qualified); (ii) If Borrower is a partnership, it is duly organized and validly existing, is in good standing under the laws of the state of its formation and is qualified to do business in the state in which the Lots and Properties are situated (and all other states if any in which Borrower is required to be qualified); (iii) If

Borrower is a trust, it is duly organized, validly existing, the trustees thereof are qualified to act as trustees, and the trust is qualified to do business in the state in which the Lots and Properties are situated (and all other states if any in which Borrower is required to be qualified); (iv) If Borrower is a limited liability company, it is duly organized and validly existing, in good standing under the laws of the State of its organization, and is qualified to do business, and in good standing, in the State in which the Properties are situated (and all other States, if any), in which Borrower is required to be qualified.

(o) Proper Authority. Borrower has full right, power and authority to own the Properties, execute and deliver the Loan Instruments to be executed and delivered by it, consummate the transactions contemplated thereby, and perform its obligations thereunder. The Loan Instruments to be executed and delivered by Borrower have been duly authorized, executed and delivered, and constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms, and the Loan is not usurious. The individual(s) executing the Loan Instruments on behalf of Borrower or any person comprising a part of Borrower are authorized and empowered by his/her or their signatures alone to bind Borrower. If Borrower is more than one person, firm or corporation, all receipts, requests and instructions pertaining to the Loan, or for any Disbursement thereof, may be made by any one of the undersigned Borrowers with the same effect as if signed by all.

(p) No Pending Actions. As of the date of Recordation of any Mortgage, other than as disclosed to Lender in writing, there are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting it, the Properties, or any Guarantor(s) of the nature or type required to be reported to Lender under Section 7(i) hereof or involving the validity or enforceability of any Mortgage or the priority of the lien thereof, at law or in equity, or before or by any Governmental Authority. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.

(q) CC&Rs. Borrower may submit to Lender a proposed form of declaration of covenants, conditions and restrictions (“CC&Rs”) affecting all or part of the Properties which may include provisions for the formation of an owner’s association for the Approved Subdivisions, and may request Lender to approve and to subordinate the Mortgage to the CC&Rs. Lender shall have no obligation to grant such a request by Borrower. However, Lender shall consider and honor any such request if that would not impair or adversely affect the security of any obligation evidenced by the Loan Instruments. Lender may require as a condition to its consent to such subordination the issuance of one or more endorsements to the Title Policy at Borrower’s sole cost and expense.

(r) Notice of Completion, Notice of Cessation. Borrower shall fully pay and discharge all claims for labor done and materials and services furnished in connection with the Properties, diligently file or procure the filing of a valid Notice of Completion upon completion of construction, diligently file or procure the filing of a Notice of Cessation upon a cessation of labor on the work of improvement for a continuous period of thirty (30) days or more, and take all other reasonable steps to forestall the assertion of claims of lien against the Properties, and of stop notices against Lender of claims against any funds to be advanced hereunder. Nothing herein contained shall require Borrower to pay any claims for labor, materials, or services which Borrower is diligently contesting in good faith and by proper proceedings, if Borrower posts a surety bond, in the required statutory amounts, sufficient to release any claim of lien or stop notice within ten (10) days after the filing or service thereof. Borrower agrees, upon demand by Lender, to defend, indemnify and hold Lender harmless against any action filed or claim asserted against Lender for any reason in connection with any such lien claim or stop notice. Borrower hereby irrevocably appoints and authorizes Lender, as Borrower’s attorney-in-fact under a power of attorney coupled with interest, to execute, file and record any Notice of Completion or Cessation of Labor or any other notice which Lender deems necessary or advisable to protect its interest hereunder or the security for the Loan.

(s) Correcting Defects. Within thirty (30) days after demand by Lender, Borrower shall correct any defect in the Properties or any change in or deviation from the Plans not approved by Lender, and the making of any Disbursements shall not constitute a waiver of this covenant; provided, however, if such thirty (30) day period is insufficient to make such correction, Borrower shall nonetheless promptly commence such correction and submit a schedule to Lender, satisfactory in form and content to Lender, within said thirty-day period providing for the completion of such correction within a time period approved by Lender therefor. Borrower shall thereafter diligently prosecute such correction to completion and, in all events, not later than the expiration of the time period approved by Lender for such correction.

(t) Cancellation of Contracts. Borrower shall promptly inform Lender if any Contracts are canceled and/or materially modified.

(u) Preliminary Notices. At Lender’s request, Borrower shall deliver to Lender, so that Lender receives within three (3) business days after Borrower receives, copies of all preliminary notices and related documents served on Borrower pursuant to California Civil Code Sections 3097 and 3097.1 and any similar or successor statutes including all such notices and documents addressed to Lender or to “Construction Lender” and received by Borrower. This subparagraph shall also apply to Approved Subdivisions in jurisdictions other than California (with such conforming changes as are necessary to comply with the statutory requirements in such jurisdiction).

(v) Use of Models. With respect to any Approved Subdivision that does not include as part of the Real Property encumbered by the lien of the Mortgage applicable to such Approved Subdivision, Models (as defined in the Specific Loan Terms) to be used in connection with the marketing and sale of Residences in such Approved Subdivision, Borrower hereby grants to, and for the benefit of, Lender, such use and access rights to any such Models, to the extent of Borrower’s interest therein, as may be required by Lender in connection with Lender’s exercise of its rights and remedies under this Loan Agreement and the other Loan Instruments as the same apply to any such Approved Subdivision.

8. REQUIRED PRINCIPAL PAYMENTS. Borrower shall pay the principal of the Note as therein provided and as may be provided in the Specific Loan Terms attached hereto. Further, if, at any time, the outstanding balance of the Loan exceeds (a) the Loan Amount, (b) the Loans-to-One-Borrower Limitation, (c) the Borrowing Base approved by Lender, or (d) as to any individual Property, the Loan Allocation for that Property, then Borrower shall immediately pay in cash to Lender, following receipt of a written demand therefor, the amount of such excess. Further, at any time after the recording of a Mortgage in the Official Records, Lender shall have the right, but not at the expense of Borrower, unless such appraisal is required by federal regulations applicable to Lender, to obtain an appraisal of any Property covered by such Mortgage, from an appraiser satisfactory to Lender, and in the event such appraisal determines that the portion of the Loan disbursed by Lender for such Property exceeds the Loan Allocation for such Property, then Borrower shall also immediately pay in cash to Lender, following demand therefor, the amount of such excess. Notwithstanding the foregoing provisions of this Paragraph 8, but subject to all other provisions of this Loan Agreement, the aggregate Loan Allocations for Properties included in the Borrowing Base may exceed the Loan Amount; provided, however, (i) in no event shall such aggregate Loan Allocations exceed the amounts specified in Paragraph 19 of the Specific Loan Terms, and (ii) in no event shall the outstanding principal balance of the Loan exceed the Loan Amount.

9. REVOLVING LOAN. All or any portion of the principal of the Loan may be borrowed, paid, prepaid, repaid and reborrowed from time to time prior to maturity in accordance with the provisions of the Loan Instruments. The excess of borrowing (Disbursements and re-Disbursements) over repayments shall be the principal balance of the Loan from time to time and at any time. The aggregate amount of all Disbursements under the Loan may exceed the Loan Amount, but neither the outstanding principal balance of the Loan nor the outstanding aggregate amount of the Loan Allocations (not including those with respect to Properties released of record by Lender) shall ever exceed the Loan Amount.

10. MATURITY AND EXTENSION. The Loan shall mature as provided in the Note and as described in Paragraph 14 of the Specific Loan Terms.

11. DEFAULT. Each of the following events shall constitute a default (“Default”) under this Loan Agreement prior to the giving of notice or expiration of a cure period, as may be required hereunder, and, following the giving of such notice and/or expiration of such cure period, or if no notice or cure period is provided, shall constitute an “Event of Default” under this Loan Agreement and under the other Loan Instruments:

(a) Failure to Pay Principal or Interest. Any failure to pay or deposit when due or required any sum of principal or, subject to any cure periods which may be set forth on the Note, interest under the Note.

(b) Breach of Other Monetary Obligations. Any failure to pay or deposit when due or required any sum (other than principal or interest) under this Loan Agreement or other Loan Instruments which is not cured within fifteen (15) days of Lender’s delivery of written notice thereof to Borrower.

(c) Breach of Condition/Covenant. Any breach or failure to satisfy or perform any condition, covenant or other provision of this Loan Agreement which is not cured within thirty (30) days of Lender’s delivery of written notice thereof to Borrower.

(d) Breach of Other Obligation. The occurrence of any breach or default which is not cured within the applicable time periods (if any) designated therein by Borrower, General Partner, Managing Member or any Guarantor(s) under: (i) any other Loan Instruments, evidencing, securing or relating to the Loan, in addition to this Loan Agreement; (ii) any Guaranty (or any revocation thereof); (iii) if the Properties are subject to any leasehold estate, the lease creating such estate; or (iv) any general contract for construction of the Properties; (v) any Contract, with respect to any material continuing obligations of Borrower thereunder; or (vi) any evidences of indebtedness or undertakings with respect to any other loan(s) extended by Lender to Borrower.

(e) Suspension of Business/Bankruptcy. Borrower, General Partner, Managing Member or any Guarantor(s): (i) voluntarily suspends the transaction of business; (ii) becomes insolvent or unable to pay its debts as they mature; (iii) makes an assignment for the benefit of creditors; (iv) becomes the subject of a bankruptcy, reorganization or similar debtor-relief proceeding unless, in the case of an involuntary petition filed against Borrower, General Partner, Managing Member or any Guarantor(s), the petition is dismissed within sixty (60) days; (v) becomes, or any material part of its property becomes, the subject of appointment of a receiver, trustee, or conservator, unless, in the case of such appointment without Borrower’s, General Partner’s, Managing Member’s or a Guarantor’s consent, the appointment is vacated within sixty (60) days; (vi) has any of its property become subject to any attachment, execution, sequestration or other judicial seizure not discharged within sixty (60) days; (vii) fails to pay or discharge any judgment against it, singly or in the aggregate, in excess of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) as to Borrower, or to appeal such judgment(s) and obtain a stay thereof within ten (10) days of entry; or (viii) is dissolved or terminated.

(f) False Representations. Any representation by Borrower, General Partner, Managing Member or any Guarantor(s) of any material fact herein or in any Financial Statement or other submittal delivered to Lender is false, incorrect or misleading as of the date made.

(g) Project Enjoined. Any court of competent jurisdiction issues an order or decree enjoining the construction on any Lot, or enjoining or prohibiting the performance of this Loan Agreement or any other Loan Instrument, and any such decree or order is not vacated within sixty (60) days after its issuance.

(h) Lapsed Permit/License. Borrower neglects, fails or refuses to keep in full force and effect any permit, license or approval necessary for the construction, sale, use, and/or occupancy of the Properties.

(i) Bonded Notice. Any bonded stop or other notice to withhold in connection with the Loan is served on Lender pursuant to the provisions of Title 15, Division 3, Part 4 of the California Civil Code or any similar or successor statute, and within ten (10) days of the receipt of such notice the claim set forth therein is not discharged or, if the amount claimed is disputed in good faith by Borrower, an appropriate counter bond or equivalent acceptable to Lender is not filed with Lender.

(j) Liens; Priority of Mortgage. Other than the statutory lien for non-delinquent real property taxes and assessments, the imposition of any voluntary or involuntary lien upon any of the Properties, except as permitted by the Mortgage or approved by Lender in writing, unless (i) a bond in an amount not less than that required by statute or other security acceptable to Lender is provided within ten (10) days following actual knowledge by Borrower of such lien, or (ii) such lien is released within ten (10) days of the Borrower’s knowledge thereof; provided, however, no Disbursements will be available until such lien is released or bonded over.

(k) Destruction. The demolition, destruction or material damage of any of the Properties, if Lender determines that the Properties cannot be restored or rebuilt within a reasonable time (not later than the applicable Completion Date) at a cost not exceeding the aggregate amount then undisbursed by Lender for Disbursements and allocated to such Properties plus insurance proceeds, plus Borrower’s contributions as more particularly provided in the Mortgage.

(l) Uninsured Casualty. The occurrence of an uninsured casualty with respect to any material portion of the Properties, if Lender determines that the Properties cannot be restored or rebuilt within a reasonable time (not later than the applicable Completion Date), at a cost not exceeding the aggregate amount then held by Lender for Disbursements and allocated to such Properties, plus Borrower’s contributions as more particularly provided in the Mortgage.

(m) No Pledge or Change of Stock or Partnership Interest. If Borrower is a corporation, the shareholders of Borrower shall not sell, pledge or assign any shares of the stock of Borrower without the prior written consent of Lender; provided, however, any transfer of up to ten percent (10%) in the aggregate of Borrower’s shares shall not constitute a Default hereunder. If Borrower is a partnership or joint venture, the partners, members or joint venturers of Borrower shall not sell, pledge or assign any of their partnership, membership or joint venture interest nor shall any general partner, member or joint venturer be removed as the managing general partner, member or joint venturer or withdraws from or is admitted to Borrower without the prior written consent of Lender.

(n) Criminal Activity. The occurrence of any criminal activity, regardless of whether Borrower or any person under Borrower’s control is at fault, which could result in the forfeiture of the Properties to any Governmental Authority.

(o) Adverse Change. A material adverse change in the business or financial condition of Borrower, any General Partner, Managing Member or Guarantor(s) which materially potentially or adversely affects (a) the Approved Subdivisions, (b) the performance by Borrower, General Partner, Managing Member or Guarantor(s) of any of their respective obligations under any of the Loan Instruments or any Guaranty, or (c) the priority of the liens, charges, encumbrances or security interests created by any of the Loan Instruments.

(p) Unapproved Deviation. The occurrence of substantial deviations in the work of construction from the Plans or any Subdivision completion schedule without the prior approval of Lender, or the appearance of defective workmanship or materials, which deviations or defects are not corrected within thirty (30) days after Borrower’s discovery or receipt of written notice thereof.

(q) Valuation. The amount of the Loan with respect to any Approved Subdivision exceeds one hundred percent (100%) of the discounted bulk value thereof at completion.

(r) Non-Monetary Defaults.

(i) Generally. Notwithstanding any other provision of this Paragraph, if Lender determines in its reasonable judgment that the Default complained of, other than a Default for the payment of monies, cannot be cured within the period requiring curing as specified in Lender’s written notice of Default, then the Default shall be deemed to be cured if Borrower within the notice period shall have commenced the curing of the Default and shall thereafter diligently prosecute the same to completion. If in Lender’s reasonable judgment Borrower fails to diligently prosecute the curing of the Default or Lender determines that said Default is incurable, then this Default shall constitute an Event of Default.

(ii) Affecting Approved Subdivisions. The Defaults specified in Paragraph 11(c) (with respect to breaches of covenants, representations or warranties set forth in any of Paragraphs 7(a), 7(b), or 7(s)), 11(d)(i) (with respect to defaults under other

Loan Instruments that are breaches of covenants or representations relating to individual Approved Subdivisions or are Events of Default relating to acts or omissions concerning individual Approved Subdivisions), 11(d)(iii), 11(d)(iv), 11(d)(v), 11(g), 11(h), 11(i), 11(j), 11(k), 11(l), 11(p) and 11(q) shall be deemed to apply to each Approved Subdivision on an individual basis only and shall be deemed cured as to the subject Approved Subdivision to which the Default applies on the first to occur of: (A) Borrower’s cure of such Default within the cure periods specified, if any, for such Default; or (B) removal of the subject Approved Subdivision from the Borrowing Base and re-margining of the Loan, if required by Lender, such that the outstanding principal amount of the Loan does not exceed the amounts permitted to be borrowed by Borrower under this Loan Agreement based on the Borrowing Base as reduced due to the elimination of the Approved Subdivision required to be removed as provided hereinabove; provided that Borrower shall repay within three (3) business days of demand by Lender any principal amounts outstanding with respect to the Loan as may be required to effect such re-margining. Upon the occurrence of any Default referenced in this subsection (ii), no Disbursements based on availability under the Borrowing Base with respect to the Approved Subdivision which is the subject of such Default shall be available to the Borrower until such Default is cured under subsection (A) hereinabove.

(s) Additional Defaults. Any “Additional Defaults” set forth in Paragraph 15 of the Specific Loan Terms shall have occurred and are continuing.

12. REMEDIES. Upon the occurrence of any Event of Default, Lender may at its option, without prior demand or notice, exercise any one or more of the following remedies, and any one or more of such other remedies as may be provided by any Loan Instrument or by law or equity, all of which remedies shall be cumulative:

(a) Right to Terminate Disbursements. Terminate the obligation of Lender to make Disbursements hereunder.

(b) Right to Call Loan. Declare the Loan and all obligations of Borrower under the Loan Instruments immediately due and payable.

(c) Correction. Where substantial deviations from the Plans and Specifications appear which have not been approved, or defective or unworkmanlike labor or materials are being used in the Properties, or there exist encroachments to which there has been no consent, Lender may order immediate stoppage of construction, after which no further work shall be done without the prior written consent of Lender unless and until such condition has been fully corrected notwithstanding any cure periods set forth hereunder.

(d) No Waiver. Notwithstanding the exercise of any or all of the remedies described in Sections 12(a), (b) or (c) hereof, make any Disbursements without thereby waiving (i) its right to demand payment of the Note, (ii) its right not to make any further Disbursements, or (iii) any of its other rights or remedies.

(e) Possession and Completion.

(i) To disburse and directly apply the proceeds of any Disbursement under the Loan to the satisfaction of any of Borrower’s obligations hereunder. Any Disbursement by Lender for such purpose shall be part of the Loan and shall be secured by the Mortgages, except a Disbursement of a Borrower’s Deposit. Borrower hereby authorizes Lender to hold, use, disburse, and apply the Loan and the Borrower’s Deposit for payment of costs of construction of the Properties, expenses incident to the Loan and each Property, costs of completion of all necessary off-site development of each Property, and the payment or performance of any obligation of Borrower hereunder. Borrower hereby assigns and pledges the proceeds of the Loan and Borrower’s Deposit to Lender for such purposes. Lender may disburse and incur such expenses as Lender deems necessary for the completion of construction of the Properties and to preserve each Property and any other security for the Loan, and such expenses, even though in excess of the amount of the Loan, shall be secured by the Mortgages, and payable to Lender upon demand. Lender may disburse any portion of any Disbursement at any time, and from time to time, to persons other than Borrower for the purposes specified herein irrespective of the provisions of Paragraph 5 hereof, including without limitation, to general contractors, subcontractors, laborers, material suppliers, or to hire an escrow firm to make such Disbursements, and the amount of Disbursements to which Borrower shall thereafter be entitled shall be correspondingly reduced.

(ii) Without limiting the provisions of subparagraph (i) above, Lender may also take possession of the Properties and perform all work and labor necessary to complete the work of construction, in which event such expenditures (except to the extent made from funds of Borrower) shall be deemed Disbursements under the Note, and any expenditures in excess of the total amount advanced under the Loan shall be deemed an additional Disbursement to Borrower, payable on demand and bearing interest at the rate specified in the Note. In addition, Borrower shall pay Lender a supervision fee at the current market rate, but not to exceed fifteen percent (15%) of the cost of such completion, for supervision of construction. Such additional Disbursement and the supervision fee is secured by the Mortgages and all other agreements securing the performance of Borrower’s obligations under this Loan Agreement and the other Loan Instruments. Borrower hereby irrevocably constitutes and appoints Lender its attorney-in-fact, coupled with an interest, with full power of substitution, to complete the construction of the Project, or any part thereof in Borrower’s name or Lender’s name (but with no obligation to do so), and in connection therewith to: (a) use any funds of Borrower to complete the construction; (b) make such additions, changes and corrections in the Plans as Lender deems desirable to complete the Residences or any part thereof in an economically sound manner; (c) discharge, replace or employ such contractors, subcontractors, agents, architects and inspectors as may be deemed necessary for such purposes; (d) make Disbursements directly to any general contractor, subcontractors, laborers, material suppliers, or to hire an escrow firm to make such Disbursements; (e) pay, settle, or compromise bills and claims; (f) execute applications and certificates; (g) employ watchmen to protect the Properties (including personal property located thereon) from damage, injury, or (h) prosecute and defend actions or proceedings in connection with any of the Properties, and (i) do any act which Borrower might do in its own behalf. In no event shall Lender be required to expend its own funds to complete any of the Properties.

13. INDEMNITY. Borrower hereby agrees to defend (by counsel satisfactory to Lender), indemnify and hold harmless Lender, its officers, directors, shareholders, agents, employees, affiliates, subsidiaries, successors and assigns, from and against all losses, damages, liabilities, claims, actions, judgments, costs and attorneys’ fees which Lender may incur, in any capacity, as a direct or indirect consequence of (a) the making of the Loan (except for violations of banking law or regulations by Lender), (b) Borrower’s failure to perform any obligations as and when required by any Loan Instrument, (c) the failure at any time of any of Borrower’s representations or warranties to be true and correct, or (d) any act or omission by Borrower, any contractor, subcontractor, engineer, architect or other person with respect to any Property.

14. HAZARDOUS MATERIALS.

(a) Representations and Definitions. Borrower and the Properties are in compliance with all applicable present and future federal, state and local laws, ordinances, rules, regulations, decisions and other requirements of governmental authorities relating to hazardous materials, including, without limitation, any substance now or in the future defined or listed in, or otherwise classified pursuant to, or regulated by, any applicable laws or regulations as a hazardous substance, hazardous material, hazardous waste, infectious waste, toxic substance, toxic pollutant or any other term used to define, list, classify or regulate substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity, including asbestos and polychlorinated biphenyls (“Hazardous Materials”), including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1980, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and regulations thereunder (“Hazardous Materials Laws”).

(b) Covenants. Borrower shall: (i) keep and maintain the Properties in compliance with, and shall not cause or permit the Properties to be in violation of, any present or future Hazardous Materials Laws; (ii) not engage in or permit the use, generation, manufacture, production, storage, release, discharge, disposal or transportation on, under or about the Properties of any Hazardous Materials; provided, however, that materials containing Hazardous Materials which are normally, prudently and properly used in connection with the development, construction or operation of a project of the same type as the Properties may be stored and used on the Properties, in reasonably necessary quantities, provided such use and storage is incident to and reasonably necessary for normal, prudent and proper development, construction or operation of the Properties, in all respects in strict compliance with all present or future Hazardous Materials Laws, but in no event shall asbestos or asbestos-containing material be incorporated into or placed upon the Properties, nor shall polychlorinated biphenyls be brought onto the Properties; (iii) in the event that any Hazardous Materials are found on, under or about the Properties (except as provided in (ii) above), take all necessary and appropriate actions, at its own expense, to cause them to be cleaned up and immediately removed, all in compliance with all present or future Hazardous Materials Laws and all other applicable laws.

(c) Notice. Borrower shall immediately advise Lender in writing upon Borrower’s receipt of all notices of (i) enforcement, clean up, removal, mitigation or other governmental or regulatory acts instituted, contemplated or threatened pursuant to any present or future Hazardous Materials Laws affecting the Properties; (ii) claims made or threatened by any third party against Borrower or the Properties relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Material or violation of any present or future Hazardous Materials Laws; (iii) acts, events or conditions on any real property adjoining or in the vicinity of the Properties that could cause the Properties or any part thereof to be classified as “border-zone property” under the provisions of California Health & Safety Section 25220 et seq., or any regulation thereunder, or which may support a similar claim or cause of action under any present or future Hazardous Materials Laws; and (iv) occurrences or conditions on the Properties or any real property adjoining or in the vicinity of the Properties which could subject Borrower or the Properties to any restrictions on ownership, occupancy, transferability or use of the Properties under any present or future Hazardous Materials Laws.

(d) Border Zone. There is no occurrence or condition on any other real property that could cause the Properties or any part thereof to be classified as “border-zone property” under California Health and Safety Code Sections 25220 et seq., or any regulation related thereto, or to be otherwise subject to any restriction on ownership, occupancy, transferability or use.

(e) Inquiry. Borrower has conducted an appropriate inquiry into the present and prior condition, uses, and ownership of the Properties and has disclosed in writing to Lender all violations of Hazardous Materials Laws discovered as a result of such inquiry.

(f) Actions. Lender shall have the right but not the duty to join and participate in, as a party if it so elects, any settlements, legal proceedings or actions initiated in connection with any Hazardous Materials or present or future Hazardous Materials Laws and to have its reasonable attorneys’ fees and expenses in connection therewith paid by Borrower.

(g) Testing. If Lender reasonably believes that Borrower may be in violation of this Section, Lender has the right to enter the Properties and conduct testing, at Borrower’s cost and expense to satisfy itself that Borrower is in full compliance with the Loan Instruments.

15. ADDITIONAL LOAN COVENANTS. If there are any additional loan covenants (the “Additional Loan Covenants”) listed in Paragraph 16 of the Specific Loan Terms attached hereto, and in the event Borrower or Guarantor (if applicable to Guarantor) breaches any of the Additional Loan Covenants, such breach shall constitute an Event of Default under the provisions of Paragraph 11 above applicable to such breach and Lender shall be entitled to exercise all rights and remedies under this Loan Agreement with respect to such Event of Default.

16. LIMITATION ON INTEREST. All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of the Note or otherwise, shall the interest contracted for, charged or received by Lender exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender shall be reduced to the maximum amount permitted under Applicable Law, and if from any circumstance Lender shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal of the Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Note such excess shall be refunded to Borrower. All interest paid or agreed to be paid to the holder of the Note shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full period from the date of the Note until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This Paragraph shall control all agreements between Borrower and Lender.

17. CHOICE OF LAW. EXCEPT WHERE FEDERAL LAW IS APPLICABLE (INCLUDING, WITHOUT LIMITATION, ANY FEDERAL USURY CEILING OR OTHER FEDERAL LAW WHICH, FROM TIME TO TIME, IS APPLICABLE TO THE INDEBTEDNESS HEREIN AND WHICH PREEMPTS STATE USURY LAWS), THIS LOAN AGREEMENT, THE NOTE, THE MORTGAGES AND THE OTHER LOAN INSTRUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

18. NOTICES. All notices, demands, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon actual delivery if delivered by personal delivery or certified postage prepaid mail; or (b) on the next business day after timely and proper deposit with an overnight air courier with request for next business day delivery; or (c) within two (2) business days after deposit with the U.S. Postal Services by registered or certified mail; or (d) by confirmed facsimile telecopy transmission, in each such case, addressed to Borrower or Lender, as the case may be, at the respective addresses set forth on the first page of this Loan Agreement, or such other address or facsimile telecopier number as Borrower or Lender may from time to time designate by written notice to the other as herein required.

19. FEES AND EXPENSES. Borrower agrees to pay when due (a) a modification fee of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), which shall be due and payable upon the Effective Date (as defined below), and shall be a condition to the closing of the Loan under this Loan Agreement, (b) a non-refundable Loan Facility Fee to Lender of thirty-five hundredths of one percent (0.35%) of the committed amount of the Loan each calendar year during the term (or extended term if permitted by Lender) of the Loan, payable at Recordation of the first Mortgage and annually thereafter on the anniversary thereof, (c) fees of Lender’s Inspector, (d) cost review expenses of Lender of up to FIVE THOUSAND DOLLARS ($5,000.00) for each requested update and/or change to the Construction Cost Breakdowns, (e) the reasonable attorneys’ fees and expenses of Lender’s counsel, (f) actual title insurance and examination charges, (g) actual survey costs, (h) actual hazard insurance premiums, (i) actual filing and recording fees, and (j) other reasonable expenses payable to third parties incurred by Lender in connection with the consummation of the transactions contemplated by this Loan Agreement, the exercise of Lender’s rights under this Loan Agreement and the other Loan Instruments, and the verification of the performance and satisfaction of all obligations of Borrower, General Partner, Managing Member (and any constituent entities or individuals thereof)and Guarantor under this Loan Agreement and the other Loan Instruments, including all renewals, extensions and modifications thereof. In the event it becomes necessary for Lender to utilize legal counsel for the enforcement of the Loan Instruments or any of their terms, if successful in such enforcement by legal proceedings or otherwise, Lender shall be reimbursed immediately by Borrower for reasonably incurred attorneys’ fees (including fees for Lender’s in-house attorneys) and other costs and expenses. Borrower shall also immediately reimburse Lender for all attorneys’ fees and costs reasonably incurred in connection with the representation of Lender in any bankruptcy, insolvency, reorganization or other debtor-relief or similar proceeding of or relating to Borrower, any General Partner, Managing Member or Guarantor(s), the Property, or any other property which secures the obligations of any of the Loan Instruments. All amounts due under this Section shall bear interest from the date of expenditure until paid at the rate specified in the Note and are collectively referred to as “Lender Costs”. All facility fees payable to Lender hereunder shall be deemed earned when due and are non-refundable to Borrower. All such fees shall be retained by Lender and shall not be applied to any payments of principal or interest due from Borrower under the Loan Instruments.

20. PARTIAL RELEASES. Borrower shall have the right to obtain partial releases of the Property subject to the following terms and conditions:

(a) There shall not be a Default or Event of Default hereunder or under any other of the Loan Instruments;

(b) Borrower shall submit to Lender a request for partial release of a Property (the “Partial Release”) in form and substance satisfactory to Lender together with a lot and block description of the Residence to be released. In addition, the Partial Release should be accompanied with information necessary for Lender to process the Partial Release, including the name and address of the title insurance company, if any, to whose attention the Partial Release should be directed, numbers that reference the Partial Release (i.e., order numbers, release numbers, assessor’s parcel numbers, etc.) and the date when the Partial Release is to become effective;

(c) If required by Lender, all accrued and unpaid interest on the principal amount of the Loan being prepaid shall be paid at the time such Partial Release is requested; provided that any payment in immediately available funds, received by Lender after one-thirty o’clock, p.m. (1:30 p.m.), Dallas, Texas time, will be deemed to have been made on the next following business day;

(d) Payment to Lender of an amount in cash equal to the Release Price as provided, and as such term is defined in Paragraph 18 of the Specific Loan Terms attached hereto; and

(e) Payment to Lender of all reasonable costs and expenses arising in connection with any Partial Release.

Notwithstanding any provision herein to the contrary, at such time as Lender provides to the title company (which is closing the sale of a Property) a “payoff” quote for a Property being released from a Mortgage, in accordance with this Paragraph 20, Borrower shall not be entitled to any further Disbursements under the Loan with respect to such Property. Notwithstanding any provision herein to the contrary, Lots Being Actively Developed cannot be released from a particular Subdivision until all work is completed to finish the Lot.

21. GENERAL PROVISIONS.

(a) Waiver. No delay or omission of Lender in exercising any right or power arising from any Default or Event of Default by Borrower shall be construed as a waiver of such Default or as an acquiescence therein, nor shall any single or partial exercise of any such right or power preclude any further exercise thereof. Lender may, at its option, waive or postpone satisfaction of any condition herein, all of which are for its benefit, and any such waiver or postponement shall not be deemed to have occurred unless set forth in writing, signed by Lender and delivered to Borrower, and any such written waiver shall be operative only for the time and to the extent expressly stated therein.

(b) No Assignment. Borrower may not assign or otherwise transfer this Loan Agreement or any right hereunder, and this Loan Agreement shall be binding upon Borrower and the representatives and successors of Borrower. In the event of the termination or dissolution of Borrower prior to the completion of the Residences or prior to the use, release or disbursement of all proceeds of the Loan and any Borrower’s Deposit, this Loan Agreement shall not, at the option of Lender, be terminated or affected by such dissolution or termination. Except as provided in the foregoing sentences, this Loan Agreement is made for the sole benefit of Borrower and Lender, their successors and assigns, and no other person or persons shall have any rights or remedies under or by reason of this Loan Agreement. Lender shall not owe any duty whatsoever to any claimant (i) for labor performed or material furnished in connection with the construction of the improvements, (ii) to advance any portion of the Loan to pay any such claim, or (iii) to exercise any right or power of Lender hereunder or arising from any Default.

(c) Payments. Borrower agrees to make each payment which it owes under the Loan Instruments not later than one-thirty (1:30 p.m.) o’clock, p.m., Dallas, Texas time, or such other time as is specifically provided herein, on the date such payment becomes due and payable (or the date any voluntary prepayment is made), in immediately available funds. Any payment received by Lender after such time will be deemed to have been made on the next following business day.

(d) Writing Necessary. No approval, acceptance or consent of Lender required by any provision of the Loan Instruments, nor any waiver of any required approval, acceptance, consent or condition, shall be deemed to have occurred until set forth in writing, signed by Lender, and delivered to Borrower.

(e) Time Is of the Essence. Time is of the essence of the Loan Instruments and of every part hereof, and Borrower therefore acknowledges that Lender has no obligation to grant any extension of any provision thereof, and any extension which Lender may elect to grant may be conditioned upon such terms and conditions as Lender may impose in its sole discretion.

(f) Joint and Several Obligation. If more than one person has executed this Loan Agreement as Borrower, the obligations of all such persons shall be joint and several. Any married person who executes this Loan Agreement agrees that recourse may be had against his or her separate property. If Borrower is a partnership, the obligations of Borrower shall be the joint and several obligations of all general partners therein. If Borrower is a limited liability company, the obligations of Borrower hereunder shall bind all members of Borrower to the extent of their interests therein.

(g) Government Regulation. If payment of the Loan is to be insured or guaranteed by any governmental agency, Borrower shall comply with all rules, regulations, requirements and statutes relating thereto or provided in any commitment issued by any such agency to insure or guarantee such payment.

(h) Headings. The Paragraph headings hereof and in the Exhibits hereto are inserted for convenience of reference only and shall not alter, define, or be used in construing the text of such Paragraphs or limit the scope of provisions of this Loan Agreement.

(i) Survival. All provisions of the Loan Instruments shall survive each Recordation of a Mortgage and all Disbursements of the Loan.

(j) Severability. In the event of any invalidity or unenforceability of any Loan Instrument or any provision of any Loan Instruments, the remainder of the Loan Instruments shall remain in full force and effect.

(k) Disclosure. Lender may disclose terms of the Loan and payment information (i) whenever a request for a credit rating is received; (ii) pursuant to a court or regulatory order; (iii) pursuant to regulatory reporting requirements; or (iv) to facilitate a sale by Lender of all or any part of the Loan.

(l) Interpretation: Include, Day, Person. Each of the Loan Instruments shall be construed without regard to whether it was prepared or drafted by one party or other or either of their attorneys. As used herein: (i) the terms “include,” “including” and forms thereof are not exclusive; (ii) the term “day” means calendar day, except when used in the defined term “Business Day” which shall mean any day on which Lender is open for business at its Dallas, Texas main office; and (iii) the term “person” means any individual, corporation, partnership, Governmental Authority, or other entity of any kind.

(m) Exhibits. All Exhibits referred to herein are incorporated herein by this reference and are a part hereof.

(n) Waiver of Judicial Procedural Matters. Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender in connection with any of the Loan Instruments, any and every right it may have to (i) injunctive relief; (ii) a trial by jury, to the extent permitted under applicable law; (iii) interpose any counterclaim therein; and (iv) have the same consolidated with any other or separate suit, action or proceeding, with respect to any matter arising out of the Loan Instruments.

(o) Counterparts. This Loan Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

(p) Use of Certain Terms. As used in this Loan Agreement, the term “General Partner” shall apply only if Borrower’s form of legal existence is that of a partnership and the term “Managing Member” shall apply only if Borrower’s form of legal existence is that of a limited liability company.

22. FINAL AGREEMENT. THIS LOAN AGREEMENT AND THE OTHER LOAN INSTRUMENTS REPRESENT THE FINAL LOAN AGREEMENT BETWEEN LENDER AND BORROWER CONCERNING THE LOAN, AND THE LOAN INSTRUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF LENDER AND BORROWER OR ANY AGENT, BROKER, EMPLOYEE OR REPRESENTATIVE OF EITHER OF THEM. THERE ARE NO ORAL AGREEMENTS BETWEEN LENDER AND BORROWER.

23. Letters of Credit. Borrower may request Lender’s issuance of letters of credit under the Loan in accordance with the following:

23.1 Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement applicable to Disbursements, any additional agreements, instruments and undertakings required by Lender in connection with its issuance of letters of credit generally (collectively, the “Letter of Credit Agreements”), and the conditions and procedures set forth in this Agreement, Lender agrees to issue, from time to time, letters of credit (the “Letters of Credit”) upon the request by and for the account of Borrower. The maximum face amount of Letters of Credit outstanding at any time shall not exceed Twenty Million Dollars ($20,000,000).

(a) Conditions. The conditions precedent to the issuance of each Letter of Credit are all of the following:

(i) the face amount of the Letter of Credit shall not exceed the then available Borrowing Base;

(ii) Borrower shall have executed and delivered to Lender any required Letter of Credit Agreements;

(iii) No Letter of Credit shall have a term exceeding three hundred sixty-four (364) days or ending on a date after the Maturity Date;

(iv) No Letter of Credit shall have any “evergreen” or similar provisions requiring renewal thereof;

(v) Lender shall have received, in immediately available funds, a Letter of Credit fee of fifteen one-hundredths of one percent (0.15%) of the face principal amount of the Letter of Credit; such fee may be paid from a Disbursement, if all other conditions precedent to a Disbursement are satisfied;

(vi) No Default or Event of Default has occurred and is continuing; and

(vii) All policies, procedures and requirements of Lender in effect from time to time for issuance of Letters of Credit shall have been satisfied.

(b) Procedure. To obtain a Letter of Credit, Borrower shall deliver a written request for a Letter of Credit, specifying all material terms of such Letter of Credit, not later than fourteen (14) days prior to the date requested for issuance of such Letter of Credit. Lender will process the Letter of Credit request as an application in accordance with its policies, procedures and requirements then in effect. If the application meets Lender’s requirements and is within Lender’s policies then in effect, the conditions set forth in Paragraph 23.1(a) above are satisfied and all other conditions to Disbursement set forth in this Agreement are satisfied, then Lender will issue the requested Letter of Credit.

23.2 Letter of Credit Reimbursement Obligations. Borrower’s obligations under this Agreement and any Letter of Credit Agreement to reimburse Lender for any drawings under any Letter of Credit and to repay Lender in the full amount of any draws under any Letter of Credit (collectively “Reimbursement Obligation”) are absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim, or defense to payment which Borrower may have or have had against Lender or any beneficiary of the Letter of Credit, including any defense or other matter described in Paragraph 23.3 below.

23.3 Nature of Letter of Credit Reimbursement Obligations. Borrower shall assume all of the risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Lender shall not be responsible for (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be, in any or all respects, invalid, insufficient, inaccurate, fraudulent or forged; (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of any beneficiary of any Letter of Credit to comply fully with the terms or conditions required in order to demand payment under a Letter of Credit; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telecopy, telex or otherwise; (e) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary to make a disbursement under a Letter of Credit or the proceeds thereof; or (f) any nonapplication or misapplication by the beneficiary of the Letter of Credit of proceeds of such payment; or (g) the legality, validity, form, regularity or enforceability of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to Lender hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Lender in good faith shall be binding upon Borrower and shall not put Lender under any resulting liability to Borrower.

23.4 Interest on Letter of Credit Amounts. From and after the date of issuance of any Letter of Credit until the expiration or cancellation thereof, interest shall accrue and be payable on all amounts drawn under such Letter of Credit at the Applicable Rate (as defined in the Note), subject to all the terms and provisions of the Note; provided, however, interest on such amounts shall be payable quarterly, in arrears, subject to the Maturity Date.

24. Confidentiality. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Instruments (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Instruments and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, with regard to the confidentiality of a communication relating to the transactions contemplated by the Loan Instruments, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing. The foregoing acknowledgements and agreements shall also apply to any state tax or treasury regulations similar or analogous to the federal regulations referenced hereinabove.

25. Amendment and Restatement of Prior Loan Agreement. Notwithstanding any provision to the contrary herein, effective as of December 31, 2007 (the “Effective Date”), subject to all the terms and provisions of this Loan Agreement, and expressly conditioned upon recordation of a memorandum of this Loan Agreement in the Official Records with respect to each of the Initial Approved Subdivisions, this Loan Agreement shall amend and restate, in its entirety, that certain Master Loan Agreement dated August 31, 2000, by and between Borrower, as “Borrower,” and Guaranty Bank, as “Lender,” as amended by (i) that certain Agreement for First Modification of Deeds of Trust and Other Loan Instruments dated June 8, 2001, (ii) that certain Agreement For Second Modification of Deeds of Trust and Other Loan Instruments dated July 23, 2001, (iii) that certain Agreement for Third Modification of Deeds of Trust and Other Loan Instruments dated December 19, 2001, (iv) that certain Agreement for Fourth Modification of Deeds of Trust and Other Loan Instruments dated May 29, 2002, (v) that certain Agreement for Fifth Modification of Deeds of Trust and Other Loan Instruments dated June 6, 2003, (vi) that certain Agreement for Sixth Modification of Deeds of Trust and Other Loan Instruments dated November 14, 2003, (vii) that certain Agreement for Seventh Modification of Deeds of Trust and Other

Loan Instruments dated October 6, 2004, (viii) that certain Agreement for Eighth Modification of Deeds of Trust and Other Loan Instruments dated October 14, 2005, (ix) that certain Agreement for Ninth Modification of Deeds of Trust and Other Loan Instruments dated October 31, 2006, and (x) that certain Agreement for Tenth Modification of Deeds of Trust and Other Loan Instruments dated April 3, 2007 (as so amended, the “Prior Loan Agreement”). Notwithstanding the foregoing, each of the other Loan Instruments executed in connection with the Prior Loan Agreement (including, without limitation, each Supplement (as defined below) and Mortgage executed in connection with the Prior Loan Agreement) (collectively, the “Prior Loan Instruments”) shall continue in full force and effect, as amended by this Loan Agreement, and all references in the Prior Loan Instruments to the “Loan Agreement” shall be deemed to refer to this Loan Agreement. Further notwithstanding the foregoing, each Supplement to Loan Agreement and Other Loan Instruments (“Supplement”) entered into between Borrower and Lender prior to the Effective Date shall remain in full force and effect with respect to each Initial Approved Subdivision, except to the extent amended to this Agreement; provided, however, all references in such Supplement to the “Loan Agreement” shall be deemed to refer to this Loan Agreement, and each Supplement is hereby amended to incorporate the modifications set forth in this Loan Agreement. Borrower agrees to execute and deliver, such additional instruments, undertakings and agreements as are required by Lender to confirm, acknowledge and effectuate the foregoing. As a condition to the effectiveness of this Agreement, Guarantor and each subordinate lienholder shall have consented to the modification to the Prior Loan Agreement under this Loan Agreement, all in form and content acceptable to Lender.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, this Loan Agreement has been executed by the undersigned as of the date first set forth above.

BORROWER:		LENDER:

WILLIAM LYON HOMES, INC., a California corporation		GUARANTY BANK, a federal savings bank organized and existing under the laws of the United States

By:	/s/ Michael D. Grubbs	By:	/s/ Kent Newberry
Name:	Michael D. Grubbs	Name:	Kent Newberry
Title:	Senior Vice President	Title:	Senior Vice President

By:	/s/ Richard S. Robinson
Name:	Richard S. Robinson
Title:	Senior Vice President

CONSENT OF GUARANTOR

The undersigned Guarantor hereby consents to the foregoing Amended and Restated Master Loan Agreement and the transactions contemplated thereby and reaffirms its obligations under any guaranties and/or indemnities given in favor of Lender with respect to the obligations of Borrower to the extent accruing prior to the Effective Date. Defined terms used herein have the meanings ascribed thereto in the above-referenced Agreement.

GUARANTOR:	WILLIAM LYON HOMES, a Delaware corporation

	By:	/s/ Michael D. Grubbs
	Name:	Michael D. Grubbs
	Title:	Senior Vice President

	By:	/s/ Richard S. Robinson
	Name:	Richard S. Robinson
	Title:	Senior Vice President

CONSENT OF JUNIOR LIENHOLDER

The undersigned is the holder of an obligation secured by a lien against the same property, which secures, in a senior priority position (subject to all of the terms of the following Subordination and Intercreditor Agreement between Lender and the undersigned), Borrower’s obligations to Lender under the Prior Loan Agreement and the other Loan Instruments. The undersigned consents to and accepts the modifications set forth in the foregoing Loan Agreement, and agrees that, notwithstanding such modifications, the undersigned’s lien shall be and remain junior and subordinate to the lien of Lender to secure Borrower’s obligations, as modified herein, to the extent provided in and subject to all of the terms of the following Subordination Agreement, which remains in effect:

A)	Whitney Ranch: (1161) dated November 8, 2004 and recorded in the Official Records of Placer County, California on December 30, 2004 as Instrument No 2004-0175176.

JUNIOR LIENHOLDER:	SUNSET RANCHOS INVESTORS, LLC, a Delaware limited liability company, dba Whitney Ranch Associates

	By:	/s/ Peter Bridges
	Name:	Peter Bridges
	Title:	Authorized Representative

	By:	/s/ Reneé McDannell
	Name:	Reneé McDannell
	Title:	Authorized Representative

CONSENT OF JUNIOR LIENHOLDER

The undersigned is the holder of an obligation secured by a lien against the same property, which secures, in a senior priority position, Borrower’s obligations (subject to all of the terms of the following Subordination and Intercreditor Agreement between Lender and Junior Lienholder) to Lender under the Prior Loan Agreement and the other Loan Instruments. The undersigned consents to and accepts the modifications set forth in the foregoing Loan Agreement, and agrees that, notwithstanding such modifications, the undersigned’s lien shall be and remain junior and subordinate to the lien of Lender to secure Borrower’s obligations, as modified herein, to the extent provided in and subject to all of the terms of the following Subordination and Intercreditor Agreement, which remains in effect:

A)	Bayside: (1133 & 1138) dated March 1, 2004 and recorded in the Official Records of Contra Costa County, California on March 19, 2004 as Series No. 92736.

JUNIOR LIENHOLDER:	LEWIS-HERCULES, LLC, a Delaware limited liability company

	By:	LEWIS OPERATING CORP., a California corporation
	Its:	Sole Manager

		By:	/s/ Randall W. Lewis
		Name:	Randall W. Lewis
		Title:	Executive Vice President

By:
Name:
Title:

CONSENT OF JUNIOR LIENHOLDER

The undersigned is the holder of an obligation secured by a lien against the same property, which secures, in a senior priority position, Borrower’s obligations (subject to all of the terms of the following Subordination and Intercreditor Agreement between Lender and Junior Lienholder) to Lender under the Prior Loan Agreement and the other Loan Instruments. The undersigned consents to and accepts the modifications set forth in the foregoing Loan Agreement, and agrees that, notwithstanding such modifications, the undersigned’s lien shall be and remain junior and subordinate to the lien of Lender to secure Borrower’s obligations, as modified herein, to the extent provided in and subject to all of the terms of the following Subordination and Intercreditor Agreement, which remains in effect:

A)	Copper Canyon Ranch: (2216) dated May 17, 2004 and recorded in the Official Records of Maricopa County, Arizona on May 26, 2004 as Instrument No. 2004-0586207.

JUNIOR LIENHOLDER:	WILLIAM LYON SOUTHWEST, INC., an Arizona corporation dba WILLIAM LYON HOMES

	By:	/s/ Michael D. Grubbs
	Name:	Michael D. Grubbs
	Title:	Senior Vice President

	By:	/s/ Richard S. Robinson
	Name:	Richard S. Robinson
	Title:	Senior Vice President

CONSENT OF JUNIOR LIENHOLDER

The undersigned is the holder of an obligation secured by a lien against the same property, which secures, in a senior priority position, Borrower’s obligations (subject to all of the terms of the following Subordination and Intercreditor Agreement between Lender and Junior Lienholder) to Lender under the Prior Loan Agreement and the other Loan Instruments. The undersigned consents to and accepts the modifications set forth in the foregoing Loan Agreement, and agrees that, notwithstanding such modifications, the undersigned’s lien shall be and remain junior and subordinate to the lien of Lender to secure Borrower’s obligations, as modified herein, to the extent provided in and subject to all of the terms of the following Subordination and Intercreditor Agreement, which remains in effect:

A)	Three Sixty° @ South Bay - The Flats: (2360) dated June 20, 2007 and recorded in the Official Records of Los Angeles County, California on July 9, 2007 as Instrument No. 2007-1620874.

JUNIOR LIENHOLDER:	SAMS VENTURE, LLC, a Delaware limited liability company

	By:	/s/ illegible
Name:
Title:

By:
Name:
Title:

CONSENT OF JUNIOR LIENHOLDER

The undersigned is the holder of an obligation secured by a lien against the same property, which secures, in a senior priority position, Borrower’s obligations (subject to all of the terms of the following Subordination and Intercreditor Agreement between Lender and Junior Lienholder) to Lender under the Prior Loan Agreement and the other Loan Instruments. The undersigned consents to and accepts the modifications set forth in the foregoing Loan Agreement, and agrees that, notwithstanding such modifications, the undersigned’s lien shall be and remain junior and subordinate to the lien of Lender to secure Borrower’s obligations, as modified herein, to the extent provided in and subject to all of the terms of the following Subordination and Intercreditor Agreement, which remains in effect:

A)	Acacia @ Lyon’s Gate: (1190) dated July 12, 2007 and recorded in the Official Records of Maricopa County, Arizona on July 20, 2007 as Instrument No. 2007-0826702.

JUNIOR LIENHOLDER:	WILLIAM LYON SOUTHWEST, INC., an Arizona corporation dba WILLIAM LYON HOMES

	By:	/s/ Michael D. Grubbs
	Name:	Michael D. Grubbs
	Title:	Senior Vice President

	By:	/s/ Richard S. Robinson
	Name:	Richard S. Robinson
	Title:	Senior Vice President

EXHIBITS

TO LOAN AGREEMENT

EXHIBIT “A”:	SPECIFIC LOAN TERMS, CONDITIONS AND DEFINITIONS

EXHIBIT “B”:	STAGE DRAW BREAKDOWN

EXHIBIT “C”:	APPLICATION FOR DISBURSEMENT

EXHIBIT “D”:	RESIDENTIAL DRAW REQUEST

EXHIBIT “E”:	CONSTRUCTION COST BREAKDOWN

William Lyon Homes, Inc.

Loan No. 906-0100

EXHIBIT “A”

TO AMENDED AND RESTATED MASTER LOAN AGREEMENT

SPECIFIC LOAN TERMS, CONDITIONS AND DEFINITIONS

This Exhibit, setting out specific loan terms, conditions and definitions, is a part of the Amended and Restated Master Loan Agreement of even date herewith between Lender and Borrower to which it is attached.

1.	LOAN CLOSING DEADLINE. The Loan Closing Deadline shall be April 22, 2008.

2.	APPROVED SUBDIVISIONS. The following Subdivisions comprise the Initial Approved Subdivisions previously approved by Lender for inclusion in the Borrowing Base pursuant to the Prior Loan Agreement, and may be supplemented by additional Subdivisions approved by Lender in its sole discretion pursuant to the Loan Agreement:

Project Name	Date Added to Borrowing Base	County	State	Approved SF Range	Price Range
Carson Ranch	2/27/04	Clark County	NV	2,100 - 2,650	$264,000 - $297,000
Carson Ranch East	3/17/06	Clark County	NV	Product A: 2,133 - 2,627 Product B: 2,527 - 3,091	Product A: $395,000 - $430,000 Product B: $457,000 - $504,000
Bayside	3/19/04	Contra Costa	CA	Project A: 1,612 - 2,060 Project B: 2,204 - 2,614	Project A: $438,000 - $473,000 Project B: $503,000 - $548,000
Three Sixty° @ South Bay – The Flats	7/9/07	Los Angeles	CA	957 - 1,548*	$512,000 - $690,000*
Copper Canyon Ranch	5/26/04	Maricopa	AZ	1,447 - 3,092	$142,500 - $218,300
Talavera	12/15/04	Maricopa	AZ	1,200 - 2,169	$168,000 - $201,000
Acacia @ Lyon’s Gate	7/20/07	Maricopa	AZ	1,343 - 2,708	$225,000 - $292,500
Whitney Ranch	12/30/04	Placer	CA	3,450 - 3,900	$544,000 - $576,000
Adelina	7/10/07	San Bernardino	CA	1,278 - 1,711*	$330,000 - $405,000*

*	Square footage and price range vary based on plan type, as described in the applicable Supplement.

3.	DEFINITIONS. The following terms shall have the meanings set forth below:

“Model” means a Residence specifically furnished and used for the purpose of marketing similar Residences in a Subdivision.

“Inventory Residence” means any Residence that is not a Model.

“Spec” means an Inventory Residence that is not Under Contract.

“Under Contract” means a Residence that is subject to a signed written Sales Agreement to sell to a bona fide third party unrelated to Borrower, which Sales Agreement shall have no contingency or other conditions not reasonably acceptable to Lender, and pursuant to which the purchaser has deposited an earnest money deposit of at least One Thousand Five Hundred Dollars ($1,500.00), and which Sales Agreement provides for a purchase price (not including upgrades) of at least ninety percent (90%) of the value of the Residence established in an appraisal by an appraiser satisfactory to lender.

“Contingent Contract” means a Sales Agreement for a Residence that contains contingencies or other conditions that are reasonably acceptable to Lender and otherwise meets the conditions for such Residence to be Under Contract.

“Finished Lot” means a Lot as to which (a) all design, development and construction work has been completed (or as to offsite improvements, bonded for completion) for the improvements other than construction of a Residence, in accordance with the plans submitted to and approved by Lender pursuant to the Loan Agreement; and (b) such improvements as are required by the California Subdivision Map Act, if Lot is located in California, and by the applicable local ordinance or resolution enacted pursuant thereto have been completed. Such improvements shall include without limitation: (i) completion of all public roadways necessary to provide sufficient access to such Lot, including all curbs and gutters; (ii) completion of all water, sanitary and storm sewer and other utilities in capacities sufficient for single family residential use so that the Lot is ready and of sufficient size for a Residence to be constructed thereon; and (iii) other improvements (except Residences) to be constructed in or on the Subdivision, pursuant to any applicable permits, or map or plat conditions and Applicable Law.

“Lot Being Actively Developed” means a Lot for which construction and development has commenced (or will commence within thirty (30) days after Recordation of a Mortgage covering such Lot) including engineering and mapping and is being actively pursued by Borrower, for which a valid Vesting Tentative Map has been filed and has not expired and for which a Final Map will be recorded as provided in the California Subdivision Map Act and applicable regulations and local ordinances within ninety (90) days after recordation of a Mortgage on the Property.

“Inventory Lot” means any lot which is not either a Lot Being Developed or a Finished Lot located in an Approved Subdivision.

4.	LOT/RESIDENCE/SUBDIVISION RESTRICTIONS. At any time, Lots, Residences and Subdivisions financed under the Loan shall be limited to the restrictions below (in addition to the restrictions set forth in Paragraph 19 below), unless modified by Lender in writing. The following restrictions and Loan Allocations may be changed in Lender’s sole discretion in connection with Lender’s approval for any additional Subdivisions. In the absence of any such change, the following shall apply to subsequently approved Subdivisions. Borrower covenants and agrees that the Properties and Subdivisions will not exceed the numbers set forth below and that the Borrowing Base will not include any Properties or Subdivisions in excess of the numbers set forth below.

MAXIMUM NUMBERS

Approved Subdivisions				$60 Million Loan Amount
A.	Residences.

	(i)	Maximum number of Residences at any one time in all Approved Subdivisions:	Four Hundred Fifty	(450)

B.	Spec Residences.

	(i)	Maximum number of Specs at any one time in any one Approved Subdivision:	Twelve	(12)

	(ii)	Maximum number of Specs at any one time in all Approved Subdivisions:	One Hundred	(100)

	(iii)	Maximum number of Specs at any one time in all Approved Subdivisions located in Las Vegas, NV:	Sixty	(60)

C.	Models.

	(i)	Maximum number in any Subdivision:	Five	(5)

D.	Sales Prices. The base sales price of a Residence shall not include options, upgrades, or lot premiums. If market conditions warrant it, Borrower may increase base sale pricing by up to fifteen percent (15%) per unit.

E.	Maximum Loan Allocations.		Loan Amount Per Approved Subdivision	Maximum for All Approved Subdivisions

	(i)	For Finished Lots and Lots Being Actively Developed:	$15,000,000	$30,000,000

	(ii)	For attached Residences in all Approved Subdivisions:	N/A	40% of all Loan Allocations

	(iii)	For Residences in all Approved Subdivisions with base prices in excess of $700,000 and up to $1,200,000:	N/A	15% of all Loan Allocations

F.	Locations. All Approved Subdivisions shall be located in major residential markets located in Northern and Southern California, Phoenix, Arizona and/or Las Vegas, Nevada.

G.	Additional Restrictions on Las Vegas Subdivisions.

	(i)	Maximum number of Finished Lots and Lots Being Actively Developed in all Approved Subdivisions located in Las Vegas, NV:	One hundred fifty	(150)

	(ii)	Maximum number of Approved Subdivisions located in Las Vegas, NV at any one time:	Four	(4)

	(iii)	Maximum aggregate Loan Allocations for all Approved Subdivisions located in Las Vegas, NV:	$30,000,000

5.	GUARANTOR.

Paragraph 2.1(b) of Loan Agreement.

William Lyon Homes, a Delaware corporation

6.	BORROWER’S AGENT(S):

Paragraph 5(a)(i) of Loan Agreement.

	Name:	Michael D. Grubbs	Name:	Richard S. Robinson
		William Lyon Homes, Inc.		William Lyon Homes, Inc.
	Address:	4490 Von Karman Avenue	Address:	4490 Von Karman Avenue
		Newport Beach, CA 92660		Newport Beach, CA 92660
	Phone:	(949) 833-3600	Phone:	(949) 833-3600

7.	ADDITIONAL DOCUMENTS REQUIRED (All in form and content acceptable to Lender):

	A.	Initial Disbursement

Paragraph 2.1(h) of Loan Agreement.

		(1)	Amended and Restated Environmental Indemnity – Borrower

		(2)	Amended and Restated Environmental Indemnity – Guarantor: William Lyon Homes

		(3)	Amended and Restated Guaranty Agreement – William Lyon Homes

		(4)	Authorization to Sign

		(5)	Corporate Resolution Authorizing Execution of Guaranty Documents

		(6)	Corporate Resolution: Borrower

		(7)	Loans to One Borrower Affidavit – Guarantor: William Lyon Homes

		(8)	Loans to One Borrower Affidavit – Borrower

		(9)	Notice and Agreement – No Oral Representation

	B.	Additional Approved Subdivisions

Paragraph 2.2(a) of Loan Agreement.

		(1)	UCC-1 Financing Statement and Attached Schedule 1 (for each State in which an Approved Subdivision is located), if required by Lender

		(2)	Certification of Non-Foreign Status

		(3)	Assignment of Architect’s Contract and Plans and Specifications and Permits, and Consent and Certificate of Architect (for each Approved Subdivision)

8.	TITLE ENDORSEMENTS REQUIRED

Paragraph 2.2(c) of Loan Agreement.

☒	ALTA ( X 2006)
☐	100 (Off-Record Endorsement)
☒	Mod 100 (Off-Record Endorsement)
☒	116 (Address Endorsement)
☐	101.2 (Mechanic’s Lien)
☐	101.6 (Mechanic’s Lien)
☒	101.10 (Mechanic’s Lien)
☒	110.9 (Environmental Protection Lien Endorsement, ALTA 1970)
☒	111.5 (Adjustable Rate Endorsement)
☐	108.8 (Additional Advances, 1970)
☐	108.9 (Additional Advances, 1987)
☐	110.12 (CC&R)
☒	102.5 (Foundation 1970) or 102.7 (Foundation 1970)
☒	103.1 (Encroachment)
☒	103.5 (Water Rights)
☒	110.1 (Deletion of Arbitration Clause)
☒	111.11 (Line of Credit Advance with Priority)
☒	116.7 (Subdivision Map Act Compliance)
☒	131-06 (Creditors’ Rights)
☒	Other endorsements reasonably required by Lender, depending on the condition of title for particular Properties.

TITLE INSURER:

Paragraph 2.2(c) of Loan Agreement.

Name:	Fidelity National Title Insurance Company
Address:	1300 Dove Street, Suite 310
Newport Beach, CA 92660
Phone:	(949) 477-3670 Fax (949) 261-8913

9.	INSURANCE REQUIRED

Paragraph 2.2(d) of Loan Agreement.

	☒	All Risk Hazard, in an amount not less than the full replacement cost of the Properties at completion with 438BFU (or equivalent acceptable to Lender) loss payable endorsement naming Lender as payee, and with course of construction endorsement (or, as appropriate, a course of construction policy during construction); include debris removal, collapse and transit coverage with deductible not to exceed $5,000.00. This insurance must be in place as to each Property and evidence thereof delivered to Lender, prior to or concurrently with the recordation of each Mortgage as to that Property.

	☒	Commercial General Liability, naming Lender as additional insured, containing a primary and noncontributing clause; limit per occurrence $1,000,000; aggregate $2,000,000; and include coverage for independent contractors and broad blanket contractual. Liability will be on an “occurrence” basis only. Liability insurance on a “claims made” basis will not be acceptable.

	☒	Worker’s Compensation, issued to Borrower or to a general contractor; for all employees and independent contractors.

	☒	Business Auto, hired and non-owned auto; $500,000 combined single limit.

	☒	Excess Liability coverage should be excess over Business Auto, Commercial General Liability, and Worker’s Compensation for a minimum of $10,000,000. Defense cost should be covered on a “First Dollar” basis in addition to policy limits.

	☒	Earthquake, if the Properties are located on a potentially or recently active fault as determined by the State Geologist pursuant to California Public Resource Code Section 2622; and

	☒	Such other coverages or conditions as Lender may require:

(1) Policies should be written by companies with a rating of B-6 or better from A. M. Best Company.

(2) Loss Payee should read as follows:
Guaranty Bank
Attn: Commercial Insurance Administrator
8333 Douglas Avenue
Dallas, TX 75225

(3)    Certified copies of original property policy are required. Binders will be acceptable as proof of temporary coverage pending receipt of policy from insurance company. Binder will reflect coverages, limits, deductibles, applicable forms and Guaranty Federal Bank, as their interest may appear.

10.	OPINION LETTER

Paragraph 2.1(f) of Loan Agreement.

Attorney:	Roy Geiger
Irell & Manella
Address:	840 Newport Center Drive, Suite 500
Newport Beach, CA 92660
Phone:	(949) 760-0991

OPINION LETTER TO ADDRESS: The opinion requirement is hereby waived solely for purposes of this Loan Agreement.

11.	LOAN ALLOCATIONS

Paragraph 5(b) of Loan Agreement.

The Loan Allocation shall not exceed the least of the amounts set forth below, for each category of Property:

For Residences: The Loan Allocation for Residences shall not exceed the lesser of one hundred percent (100%) of the total direct costs of Residences Under Contract (including all allocated Lot and other indirect costs), or one hundred percent (100%) of the total direct cost for Specs and Models (including all allocated Lot and other indirect costs) as determined by Lender; or (2) eighty percent (80%) of the lower of the applicable values provided in Paragraph 5(b) of the Loan Agreement for Residences Under Contract, and seventy-five percent (75%) for Specs and Models (including without limitation, Residences subject to contingent sales contracts).

For Finished Lots and Lots Being Actively Developed: (1) seventy-five percent (75%) of costs; or (2) seventy percent (70%) of discounted bulk appraised value.

All of the foregoing costs shall be based on Construction Cost Breakdowns for construction of individual Residences and Finished Lots, as approved by Lender. In calculating the above values, no deferred equity of Borrower, other than for general and administrative costs, shall be included in the calculation of the total direct costs for a Property. The foregoing Loan Allocations are subject to change, in Lender’s sole discretion, in connection with any approval by Lender of additional Subdivisions.

12.	FINANCIAL STATEMENTS AND TAX RETURN REQUIREMENTS

Paragraph 2.1(e) of Loan Agreement.

Name:	William Lyon Homes, Inc.	Tax ID: 33-0253855
Address:	4490 Von Karman Avenue
Newport Beach, CA 92660
(949) 833-3600
Fiscal Year End:	12/31

Regularly Required Financial Statements:

Annual:	Audited financial statements and financial covenant compliance certificate from Borrower’s chief financial officer within one hundred twenty (120) days of fiscal year end. Borrower shall cause Guarantor to deliver to Lender cash flow, net profit and balance sheet projections for at least a two (2)-year period hence, within ninety (90) days of each year end.

Quarterly:	Unaudited quarterly financial statements and financial covenant compliance certificate from Borrower’s chief financial officer within sixty (60) days of the quarterly periods ending March 31, June 30, and September 30.

13.	REQUIRED RELEASES

Paragraph 7(k) of Loan Agreement.

A Property shall no longer be included in the Borrowing Base at the following times, subject to extension, at Lender’s sole discretion provided no Default or Event of Default then exists (the “Required Release Date”):

a)	Inventory Residences shall be released from the Borrowing Base not later than three hundred sixty-four (364) days from the first to occur, as applicable, of (i) the Initial Disbursement with respect to a completed Inventory Residence located in an Initial Approved Subdivision; or (ii) the initial Disbursement for construction of the subject Inventory Residence, subject to two (2) possible three (3)-month extensions per Residence in the case of Residences whose construction is financed with Loan Proceeds; provided, however, the Loan Allocation shall be reduced by 10% (65% maximum LTV), and Borrower shall pay down such amount, for any Spec which has not be released within the initial three hundred sixty-four (364) day period.

b)	Models shall be released from the Borrowing Base not later than thirty (30) months from the date of the first to occur of (i) the Recordation of a Mortgage with respect to an existing Model; or (ii) the initial Disbursement for construction of such Model, subject to three (3) possible three (3)-month extensions per Model in the case of Models whose construction is financed with Loan Proceeds; provided, however, at Lender’s discretion, no Model shall be released from the Mortgage to which it is subject later than the required Release Date for the final Residence for which such Model is a Model;

c)	Finished Lots shall be released from the Borrowing Base not later than twenty-four (24) months from the date of Recordation of a Mortgage with respect to such Finished Lot, unless construction of a Residence has been commenced thereon prior to such deadline, subject to two (2) possible six (6)-month extensions per Lot;

d)	Lots Being Actively Developed shall be released from the Borrowing Base not later than twenty-four (24) months from the date of the Recordation of a Mortgage with respect to such Lot, subject to two (2) possible six (6)-month extensions per Lot; provided, however, such Required Release Date shall be reduced to twelve (12) months from the date of the Recordation of the Mortgage with respect to such Lot, if, at the time such Lot Being Actively Developed is added to the Borrowing Base, it has not been graded to 0.1 feet of finish grade.

Borrower shall not commence construction of any additional Residences in any Subdivisions using Loan Proceeds, no additional Finished Lots shall be included in the Borrowing Base and no additional Lots Being Actively Developed shall be eligible for Disbursements under the Loan from and after the date of expiration of said availability. Lots shall be subject to the additional requirements of Paragraph 16(C) below. No Lots Being Actively Developed shall be permitted to be converted into Finished Lots under the Borrowing Base. All extensions to Required Release Dates shall require the prior consent of Lender, which may be given or withheld in Lender’s sole discretion, following receipt of Borrower’s request for such extension given not later than ten (10) days prior to the then-applicable Required Release Date.

14.	MATURITY AND EXTENSION

Paragraph 10 of the Loan Agreement.

The Maturity Date of the Note shall be as defined in the Note.

After the Facility Expiration Date, no additional Mortgage shall be recorded and the amount of the Loan Allocation for each Lot and Residence or Property, as applicable, will be removed from the Borrowing Base on the Required Release Date for such Lot, Residence or Property, as applicable. In no event shall Lots Being Actively Developed be eligible to become Finished Lots from and after the Maturity Date.

15.	ADDITIONAL DEFAULTS

Paragraph 11 of the Loan Agreement.

In addition to the Events of Default stipulated in the Loan Instruments, it shall be an Event of Default under this Loan Agreement if:

A.	Borrower fails to comply with any of the covenants in this Exhibit “A”; or

B.	Lender has determined on two or more occasions, that the WIP Report submitted by Borrower reflects a status of completion of construction in excess of that observed by Lender’s Inspector or is otherwise materially inaccurate based on such observations; or

C.	Any default or breach, beyond applicable cure periods, shall occur under (i) that certain Indenture dated June 29, 1994 given by Borrower’s predecessor-in-interest, The Presley Companies in favor of American National Bank and Trust Company, as Trustee (the “Indenture”); (ii) any instruments or undertakings evidencing other indebtedness owed by Borrower to any other lender, other than with respect to indebtedness constituting non-recourse debt owed to vendors of land; or (iii) any instruments or undertakings entered into by Borrower with respect to any party subordinating a lien securing Borrower’s obligations under such instruments or with respect to such undertakings, to the lien of any Mortgage; or

D.	Any default or breach, beyond applicable cure periods, shall occur under that certain Indenture dated as of March 17, 2003 between Borrower, Guarantor and U.S. Bank National Association, as Trustee, with respect to certain indebtedness of Borrower in the original principal amount of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000.00).

16.	ADDITIONAL LOAN COVENANTS

Paragraph 15 of the Loan Agreement.

Borrower shall fully perform and satisfy, or caused to be fully performed and satisfied, the following “Additional Loan Covenants”:

A.	Borrower covenants and agrees not to permit the occurrence of any material adverse change in the financial condition of Borrower.

B.	The Tangible Net Worth plus minority interest of Guarantor, at all times shall be not less than ONE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($175,000,000.00), adjusted upwards quarterly by fifty percent (50%) of Guarantor’s net income earned after December 31, 2008;

C.	Guarantor shall maintain a ratio of total liabilities to Tangible Net Worth of not more than 4.5 to 1 on a quarterly basis, through the quarter ending September 30, 2008; provided, however, such ratio shall decrease to 4.0 to 1 commencing as of the quarter ending December 31, 2008. Notwithstanding the foregoing, in no event may any additional Lots be added to the Borrowing Base unless and until such ratio of total liabilities to Tangible Net Worth plus minority interest is lower than 3.25 to 1, and Guarantor continues to maintain such ratio.

D.	Guarantor shall maintain a minimum liquidity of TWENTY MILLION DOLLARS ($20,000,000.00). For purposes of the foregoing covenant, “liquidity” shall mean and include certified available funds from lenders, amounts due from title companies for escrow closings in the ordinary course, marketable securities and unrestricted cash.

E.	Guarantor shall at all times maintain a limitation on investments in joint ventures of fifty percent (50%) of Guarantor’s Tangible Net Worth.

F.	William Lyon and William H. Lyon shall maintain a combined ownership of at least forty percent (40%) of the outstanding stock of Guarantor.

G.	Guarantor shall be profitable, as measured on a semi-annual basis. Notwithstanding the foregoing, the profitability covenant shall be waived solely for the period ending December 31, 2007.

“Tangible Net Worth” is defined as the Generally Accepted Accounting Principles (“GAAP”) determination of net worth (which shall include minority interests for purposes of this definition), minus intangible assets. All other accounting terms used herein above shall have the meanings commonly ascribed to them under GAAP.

Any failure to comply with the covenants of this Paragraph 16 shall constitute an automatic Event of Default, without the benefit of any notice or cure periods.

17.	REQUIRED PRINCIPAL REDUCTIONS

Paragraph 8 of Loan Agreement.

A.	Finished Lots. Ten percent (10%) reduction of the Loan Allocation shall be paid twenty-four (24) months after the Initial Disbursement;

B.	Inventory Residences: Ten percent (10%) reduction of the Loan Allocation shall be paid fifteen (15) months after the Initial Disbursement (subject to Paragraph 13(a) above for Specs);

C.	Models: Ten percent (10%) reduction of the Loan Allocation shall be paid thirty (30) months after the Initial Disbursement;

D.	Lots Under Development: Ten percent (10%) reduction of the Loan Allocation shall be paid thirty (30) months after the Initial Disbursement.

18.	RELEASE PRICE

Paragraph 20(d) of Loan Agreement.

The partial release price (“Release Price”) for the Property for which release is sought shall be an amount in cash equal to (i) the release price for the Lot comprising a portion of the Property, in the amount specified in Exhibit “B” to the Mortgage encumbering such Property; and (ii) the full Loan Allocation for the Residence for which release is sought, plus an amount equal to any other proceeds of the Loan disbursed by Lender for the Property which are ratably allocable to such Property as determined by Lender. At Lender’s sole discretion, the Release Price may be reduced or waived for each reconveyance of a Lot or Property. All releases of Properties shall comply with the requirements of the Release Price Agreement attached as Exhibit “B” to the Mortgage.

19.	LOAN REDUCTIONS

Introductory Paragraph of Loan Agreement.

Effective as of the Effective Date, the Loan Amount shall be SIXTY MILLION DOLLARS ($60,000,000.00), and aggregate Loan Allocations shall not exceed NINETY MILLION DOLLARS ($90,000,000.00).

Effective as of the following dates, the Loan Amount and maximum aggregate Loan Allocations shall be reduced as follows:

DATE	LOAN AMOUNT	MAXIMUM LOAN ALLOCATIONS
March 31, 2008	$55,000,000.00	$82,000,000.00
June 30, 2008	$50,000,000.00	$75,000,000.00

Pursuant to Paragraph 8 of the Loan Agreement, Borrower shall pay down the principal balance as required in order to reduce such balance to the Loan Amount and comply with the maximum Loan Allocation restrictions on or prior to the dates that the Loan Amounts and maximum Loan Allocations are reduced. Such required pay down shall include any payment of any amounts necessary in order to repay amounts disbursed under the Prior Loan Agreement, which payment shall be a condition to closing under the Loan Agreement.

20.	Restrictions on Availability. Total availability under the Loan for Disbursements shall automatically be reduced by an amount equal to the greater of (i) the aggregate outstanding principal balance under any Other Loan at such time of determination by Lender, and (ii) the principal amount of Lender’s commitment to lend with respect to any Other Loan, in the aggregate, as the same may be reduced over the term of the Other Loan, until all such outstanding amounts, and all other obligations, under and with respect to such Other Loan have been performed and paid in full, and Lender’s commitment to lend under the Other Loan has been terminated in its entirety. In no event shall the aggregate outstanding principal balance under the Loan and any Other Loan exceed the Loan Amount. Any event of default under any Other Loan (subject to applicable notice and cure periods, if any, thereunder) shall constitute an Event of Default under the Loan Agreement without benefit of any other notice or cure period under the Loan Agreement. Borrower shall execute and deliver to Lender such other instruments, undertakings and agreements, including with respect to title insurance, as Lender may require in connection with the foregoing. Borrower shall reimburse Lender for all costs and expenses, including reasonable attorneys fees and costs, incurred in connection with the foregoing. For purposes hereof, “Other Loan” means, collectively, any other loan or loans which may hereafter extended by Lender to Borrower, provided that in no event shall the aggregate maximum principal amount of such loan or loans exceed TWENTY MILLION DOLLARS ($20,000,000.00).